LEASE AGREEMENT
by and between
USEF EDWARDS MILL OWNER, LLC
as Landlord
and
BANDWIDTH INC.
as Tenant
dated
May 27, 2021

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A-1	DESCRIPTION OF LAND*
EXHIBIT A-2	SITE PLAN OF PREMISES*
EXHIBIT A-3	DESCRIPTION OF TENANT OWNED PARCEL*
EXHIBIT B	FLOOR PLANS OF THE BUILDINGS*
EXHIBIT C	WORK LETTER
EXHIBIT D	COMMENCEMENT DATE AGREEMENT*
EXHIBIT E	RENEWAL OPTIONS
EXHIBIT F	INTENTIONALLY OMITTED
EXHIBIT G	RIGHT OF FIRST OPPORTUNITY TO PURCHASE; TENANT’S SHARE OF NET SALES PROCEEDS
EXHIBIT H	FORM MEMORANDUM OF LEASE*
EXHIBIT I	PROJECT BUDGET
SCHEDULE 1	RENT SCHEDULE

* This exhibit has been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits to the SEC upon its request.

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LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the 27th day of May, 2021 (the “Effective Date”), by and between USEF EDWARDS MILL OWNER, LLC, a Delaware limited liability company (“Landlord”), and BANDWIDTH INC., a Delaware corporation (“Tenant”).
In consideration of the rents reserved hereunder and the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby covenant and agree as follows:
ARTICLE I
1.1    DEMISE OF THE PREMISES; DELIVERY OF POSSESSION.
(a)    Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases and takes from Landlord, those certain premises consisting of (i) approximately 460,073 square feet of Gross Area, constituting the entirety of the office building (the “Office Building”), (ii) approximately 29,091 square feet of Gross Area, constituting the entirety of the fitness building (“Building 2”), (iii) approximately 31,300 square feet of Gross Area, constituting the entirety of the school building (“Building 3”), (iv) approximately 13,425 square feet of Gross Area, constituting the entirety of the multi-purpose building (“Building 4” and together with Building 2 and Building 3, the “Non-Office Buildings”; and the Non-Office Buildings together with the Office Building, the “Buildings” and each individually a “Building”), (v) the parking facility owned by Landlord and servicing the Buildings (the “Parking Facility”), and (vi) that certain parcel of land located on Reedy Creek Road in Raleigh, Wake County, North Carolina (hereinafter sometimes called the “Land”) upon which the Buildings and Parking Facility are located. The Land is more particularly described on EXHIBIT A-1 attached hereto and made a part hereof for all purposes. The “Gross Area” of the Buildings is approximately 533,889 square feet in the aggregate. The Buildings, the Land and the Parking Facility are sometimes collectively referred to herein as the “Premises”. Floor plans of the Buildings are attached hereto and made a part hereof for all purposes as EXHIBIT B. The entire Premises is depicted on the site plan attached hereto as EXHIBIT A-2 and made a part hereof for all purposes. The Gross Area of the Buildings has been determined by Landlord’s architect (Gensler) using ANSI/BOMA Standard Z65.3-2018.
(b)    Upon Substantial Completion (as defined in EXHIBIT C) of the Landlord’s Work and Tenant’s Work (each as defined in EXHIBIT C), Landlord shall deliver the Premises to Tenant. Tenant shall be deemed to have accepted the Premises in their condition as of the date of delivery, subject to the completion of the Landlord’s Punchlist, all as more particularly addressed on EXHIBIT C attached hereto. If Landlord for any reason whatsoever cannot deliver the Premises (or a relevant portion thereof) to Tenant in accordance with the terms hereof on or before any particular date, then this Lease shall not, subject to the express provisions of Section 1.2 of this Lease, be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.
1.2    TERM.
(a)    This Lease shall be effective as of the Effective Date. The initial term of this Lease (the “Term” or “Term of this Lease”) shall commence on the date (the “Commencement Date”) which is the earlier of (A) the date on which Tenant begins conducting business in a substantial portion of the Office Building or any portion thereof or (B) the date of Substantial Completion, or, if earlier, the date on which Substantial Completion would have occurred but for Tenant Delays (as defined in Section 13.3). Unless sooner terminated or extended in accordance with the terms and conditions set forth herein, the Term shall expire on the twentieth (20th) anniversary of the Commencement Date (the “Expiration Date”), or if the Commencement Date does not occur on the first day of the month, then the Expiration Date shall be the date that is twenty (20) years following the last day of the month in which the Commencement Date occurs. The parties anticipate that the Commencement Date shall occur on May 9, 2023 (the “Scheduled Commencement Date”). The first twelve (12) month period following the Commencement Date shall be the first “Lease Year” and each successive twelve-month period during the Term following the expiration of the first Lease Year shall hereinafter be referred to as a Lease Year. Notwithstanding the foregoing, if the first Lease Year begins on a day other than the first day of a calendar month, then the first Lease Year shall end on the last day of the calendar month in which the Commencement Date occurred during the preceding calendar year. For example, if the first Lease Year commences on July 15, then the second Lease Year shall commence on August 1 of the following calendar year.
(b)    If the Commencement Date does not occur on or before the date that is one hundred twenty (120) days following the Scheduled Commencement Date (the “Initial Delay Date”), which date shall be extended for Tenant Delays and Force Majeure, then Tenant shall be entitled to a credit of Base Rent in an amount equal to one day for each day after the Initial Delay Date until the Commencement Date occurs. If the Commencement Date does not occur on or before the date that is one hundred eighty (180) days following the Scheduled Commencement Date (the “Second Delay Date”), which date shall be extended for Tenant Delays and Force Majeure, then Tenant shall be entitled to a credit of Base Rent in an amount equal to two (2) days (in substitution of, not in addition to, the prior one (1) day abatement) for each day after the Second Delay Date until the Commencement Date occurs. If the Commencement Date does not occur on or before the date that is twelve (12) months following the Scheduled Commencement Date (the “Delay Outside Date”), which date shall be extended for Tenant Delays and Force Majeure, then Tenant, as its sole and exclusive remedy against Landlord, shall have the right to exercise one of the following two remedies (collectively, the “Outside Date Remedies”) by sending written notice to Landlord on or before the date that is thirteen (13) months following the Scheduled Commencement Date, provided Tenant must exercise one of the Outside Date Remedies, if at all, prior to the date the that Substantial

Completion actually occurs: (i) to terminate this Lease and receive a refund of any remaining balance contained in the Escrow Account (as defined in EXHIBIT C); or (ii) to exercise the Purchase Option (defined below). If Tenant does not elect to exercise either of the Outside Date Remedies on or before the date that is thirteen (13) months following the Scheduled Commencement Date, which date shall be extended for Tenant Delays and Force Majeure, then (x) such Outside Date Remedies shall automatically expire and be of no further force or effect, (y) Tenant shall continue to accrue credit of Base Rent as provided herein until Substantial Completion actually occurs, and (z) Tenant thereby agrees to accept the Premises from Landlord on the date that Substantial Completion actually occurs. Any Base Rent credit accrued by Tenant in accordance with this Section 1.2(b) shall hereinafter be collectively referred to as the “Rent Credit” and shall be credited as set forth in Section 2.1 below.
(c)    The Outside Date Remedy described above as the “Purchase Option” shall entitle Tenant to purchase the entire Premises in “as is” condition upon the following terms and conditions contained in this Section 1.2(c). The purchase price payable by Tenant under the Purchase Option shall be equal to the Total Project Costs incurred by Landlord (not including the Development Fee (defined in EXHIBIT C) or any Total Project Costs paid by Tenant) as of the date of the repurchase closing (the “Purchase Price”). Within thirty (30) days following the date that Tenant properly exercises the Purchase Option, Landlord shall notify Tenant in writing of the exact dollar amount of the Purchase Price and shall provide a copy of the calculation worksheet (together with copies of the pay applications provided by the General Contractor and any other documentation utilized by Landlord in preparing such worksheet) used by Landlord to calculate the Purchase Price. Tenant shall thereafter have ten (10) days to review the Purchase Price presented by Landlord and, if the Purchase Price calculation is unacceptable to Tenant, Tenant may withdraw it exercise of the Purchase Option and elect to terminate the Lease by sending written notice thereof to Landlord within such ten (10) day period. If Tenant does not withdraw its exercise of the Purchase Option within such ten (10) day period, the closing shall occur within thirty (30) days following the date Landlord sends Tenant the calculation of the Purchase Price. For clarity, the entire amount of indebtedness owed by Landlord to its lender shall be paid in full at closing using the proceeds of the Purchase Price, all design and construction contracts that Landlord has executed in connection with the Landlord Work shall be assigned to and assumed by Tenant (and Landlord shall have no obligation to provide lien waivers from its contractors or design team), Landlord shall transfer the Premises to Tenant by special warranty deed, Landlord shall transfer by bill of sale to Tenant title to any construction materials, equipment or fixtures ordered, in transit or on the Land which has been paid for as part of Total Project Costs, transfer any available and transferrable construction warranties to Tenant, and shall execute other customary and commercially reasonable documents in connection with the closing. Following closing, neither Landlord nor Tenant shall have no further obligations under this Lease except for those obligations which by their express terms survive expiration or termination of this Lease.

(d)    Tenant and Landlord shall execute and deliver the agreement (the “Commencement Agreement”) in the form attached hereto as EXHIBIT D and made a part hereof specifying, among other matters, the Commencement Date, the Expiration Date and the Rent Credit (if any). Landlord shall prepare and deliver such agreement to Tenant after the Commencement Date has been determined, and Tenant shall execute and deliver the agreement to Landlord within five (5) business days of Tenant’s receipt thereof. Failure to sign said agreement shall not affect the commencement or expiration of the Term of this Lease or any other terms and conditions of this Lease.

(e)    Tenant may have access to the Premises ninety (90) days prior to the Commencement Date for the limited purpose of installing Tenant’s furniture, fixtures and equipment, provided Tenant (i) provides Landlord with prior notice that it is exercising its early access rights under this Section 1.2(e) and coordinates any such entries/activities in advance with Landlord or, if directed by Landlord, the General Contractor (as defined in EXHIBIT C), (ii) does not interfere with, in any material respect, or delay the performance of the Landlord’s Work or Tenant’s Work within the Premises and (iii) delivers to Landlord evidence reasonably acceptable to Landlord that it has obtained the policies of insurance required to be maintained by Tenant hereunder.

1.3    USE.
(a)    The Office Building is to be initially used and occupied by Tenant (and its assignees and subtenants permitted hereunder) solely for general office use and uses customarily incidental or ancillary thereto consistent with office use conducted in comparable class “a” office buildings (in terms of age and size) in the Raleigh, North Carolina market area (“Comparable Office Buildings”), and for no other purpose. Building 2 is to be initially used and occupied by Tenant (and its assignees and subtenants permitted hereunder) as a fitness facility for exercise/health/fitness and uses customarily incidental or ancillary thereto. Building 3 is to be initially used and occupied by Tenant (and its assignees and subtenants permitted hereunder) as an early childhood school and uses customarily incidental or ancillary thereto. Building 4 is to be initially used and occupied by Tenant (and its assignees and subtenants permitted hereunder) as a meeting and event space and uses customarily incidental or ancillary thereto. Tenant shall conduct the uses permitted hereunder in the Non-Office Buildings in a manner that is consistent with the conduct of such amenity uses within office campus projects or developments comparable to the Premises in the Raleigh, North Carolina market area (“Comparable Non-Office Buildings” and together with Comparable Office Buildings, “Comparable Buildings”). Tenant shall be permitted to change the initial use of any Non-Office Building without Landlord’s consent, provided (1) such use is in compliance with all Legal Requirements (including, without limitation, the zoning code), (2) Tenant notifies Landlord in writing at least thirty (30) days prior to making such change in use, and (3) such change in use is being made in order to create additional office space or an amenity area that is consistent with Comparable Non-Office Buildings. All other changes in the use of a Non-Office Building shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except only in the event of a Permitted License (defined below), in no event may the Premises be used (a) as a consular office for any foreign government, (b) as an office for any governmental or regulatory authority, agency or bureau, or (c) for churches and/or religious organizations.
(b)    Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used which is unlawful, not permitted by the applicable zoning code or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Premises and/or its contents or violate any local noise ordinance, or that is a public or private nuisance. The Buildings are “non-smoking” buildings. Tenant agrees that no smoking is allowed in the Buildings.
(c)    So long as Tenant leases (including any subleases) one hundred percent (100%) of the Premises, it shall have exclusive use of (i) the Parking Facility, and (ii) the Land for the Term at no additional charge to Tenant. Use of the Parking Facility is at the sole risk of the users of such facility, and Landlord assumes no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with such use. Landlord shall have no liability whatsoever to Tenant or any other person (including, without limitation, Tenant’s agents, employees, invitees, licensees, sublessees, guests, clients or customers) for any property damage to vehicles or their contents and/or personal injury which might occur as a result of or in connection with the parking of vehicles in or about the Parking Facility or Land.

ARTICLE II
2.1    BASE RENT.
(a)    Tenant hereby covenants and agrees to pay to Landlord as partial consideration for Tenant’s use and occupancy of the Premises a base annual rent (the “Base Rent”), which Base Rent shall be payable in monthly installments in advance on the first day of each month beginning on the Commencement Date. A schedule of the Base Rent for the initial Term is attached hereto as Schedule 1. Commencing on the Commencement Date, the Rent Credit, if any, shall be applied towards the Base Rent until such Rent Credit is exhausted.
(b)    The Base Rent contained in Schedule 1 has been computed based upon the following yield rates on the Project Allowance: (i) for the first $425.00 of Project Allowance per square foot of Gross Area, the yield is 7.15%; (ii) for the next $15.00 of Project Allowance per square foot of Gross Area, the yield is 10.00%; and (iii) for the last $60.00 of Project Allowance per square foot of Gross Area, the yield is 11.50%. If Landlord uses less than the entire Project Allowance for the Landlord’s Work and the Tenant’s Work, then Landlord shall notify Tenant thereof in writing, in which event (i) so long as the final Total Project Costs equal or exceed $500 per square foot of Gross Area, then Landlord shall pay the remainder of the Project Allowance to Tenant, or (ii) if the final Total Project Costs are less than $500 per square foot of Gross Area, then Landlord shall reimburse Tenant for the out-of-pocket costs that Tenant paid for the Cost of the Work, and the parties shall enter into an amendment to this Lease in order to reduce the Base Rent and replace the Base Rent schedule set forth in Schedule 1, it being agreed upon that the last dollars of the Project Allowance (with the highest yield rate) shall first be deducted from the Base Rent calculation. For clarity, in no event shall Landlord use less than $440.00 of Project Allowance per square foot of Gross Area.
2.2    ADDITIONAL RENT; COSTS OF TENANT.
(a)    Any amounts other than Base Rent due and owing by Tenant to Landlord hereunder shall be paid as additional rent (“Additional Rent”).
(b)    Tenant shall reimburse Landlord, as Additional Rent, for Landlord’s Insurance (as defined in Section 7.1(a)) premiums and deductibles within thirty (30) days following its receipt of an invoice thereof from Landlord.
(c)    Tenant shall pay all Real Estate Taxes assessed on the Premises and Land directly to the applicable governmental agency or private governing body at least thirty (30) days prior to the date that interest on such Real Estate Taxes begins to accrue. For purposes of this Lease, “Real Estate Taxes” means all general real estate taxes and other ad valorem taxes, rates and levies, inclusive of annual or semi-annual water and sewer service fees, regular or special assessments and private assessments (if any) confirmed and billed with respect to the Premises in any calendar year or a portion thereof to any governmental agency or authority and all charges imposed in lieu of any such taxes. Real Estate Taxes shall also include any late fees, penalties or other charges incurred as a result of Tenant’s failure to timely pay the Real Estate Taxes when due. Nothing contained in this Lease shall require Tenant to pay any income, franchise, corporate, estate, successor or business or transfer tax of Landlord or any of its Affiliates.
(d)    Tenant shall, at its expense, pay for all utilities consumed in the Premises directly to the utility provider.
(e)    Tenant shall, at its expense, pay for all assessments and expenses allocated to the Land under any declaration, easement or other similar agreements that apply to the Land (collectively, “Easement Documents”). The parties acknowledge and agree that certain easements, declarations and maintenance agreements are currently being negotiated between Landlord, Tenant, the State of North Carolina (the “State”) and/or the City of Raleigh (the “City”), which agreements will be binding on the Land and some of which include cost sharing and expense allocated to the owner of the Land, for which Tenant will be responsible paying during this Lease; such agreements are further described as:
(i)    Easement agreement to be executed by and among the owner of the Land, the owner of the Tenant Owned Parcel (defined in Section 2.4), and the

State, pursuant to which (1) the owner of the Land and its tenants are granted certain access, construction and maintenance rights with respect to that certain private road owned by the State and known as “State Farm Road” (“State Farm Road”) and (2) the owner of the Land and the State are each granted certain drainage easements over the other party’s property;
(ii)    Use and Maintenance Agreement to be executed by and between the owner of the Land, the owner of the Tenant Owned Parcel and the State, as owner of State Farm Road, pursuant to which (1) the parties agree to certain permitted uses by each party of State Farm Road and (2) Tenant agrees to maintain, at its cost, State Farm Road.
(iii)    Easement and Use Agreement to be executed by and between Tenant, as owner of the Tenant Owned Parcel, and Landlord (or its successor or assign), as owner of the Land, pursuant to which (1) Tenant grants to Landlord certain access and temporary construction rights over the Tenant Owned Parcel in connection with Landlord’s Work, (2) Landlord and Tenant shall each have the right to construct, install and maintain certain utilities on the other party’s property, (3) Landlord and Tenant shall each have certain access easements over and upon the other party’s property for ingress and egress, (4) Landlord and Tenant shall agree upon certain cost-sharing obligations with respect to the maintenance of State Farm Road and (5) Tenant shall agree to certain restrictions regarding the development, leasing and/or use of the Tenant Owned Parcel.
(iv)    Declaration of Maintenance Covenant and Grant of Protection Easements for Stormwater Control Facilities to be executed by and between Tenant, the State and the City, pursuant to which (1) Tenant (or a third party developer) agrees to construct a stormwater pond and related facilities (the “State Stormwater Pond”) on the State Property (as defined in Section 13.3) for the benefit of the State and the Tenant Owned Parcel, (2) the State grants to the City and Tenant certain access, temporary construction and maintenance rights over the State Property in connection with the State Stormwater Pond, (3) Tenant, as the responsible party, agrees to maintain, at its cost, the State Stormwater Pond. The foregoing declaration pertains to the stormwater pond and facilities to be constructed on the State Property as part of Landlord’s Work.
(v)    Declaration of Maintenance Covenant and Grant of Protection Easements for Stormwater Control Facilities to be executed by and between Tenant, the State and the City, pursuant to which (1) Tenant (or a third party developer) agrees to construct a stormwater pond and related facilities (the “Lot 1 Stormwater Pond”) on the Land for the benefit of the State and Tenant, (2) the State grants to Tenant certain access, temporary construction and maintenance rights over State Farm Road in connection with the Lot 1 Stormwater Pond and (3) Tenant, as the responsible party, agrees to maintain, at its cost, the Lot 1

Stormwater Pond. The foregoing declaration pertains to the stormwater pond and facilities to be constructed on the Land as part of Landlord’s Work.
Before executing any Easement Document, Landlord shall obtain Tenant’s prior, written consent, not to be unreasonably withheld, conditioned or delayed.
(f)    For the avoidance of doubt, Tenant shall be responsible, at its sole cost and expense, for the maintenance, management and operation of the Premises, except as otherwise expressly set forth in this Lease.
2.3    RENT PAYMENTS.
(a)    Tenant hereby covenants and agrees to pay, as rent, the Base Rent and Additional Rent and all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease inclusive of the exhibits hereto (collectively, “Rent”) in lawful money of the United States to Landlord at Landlord’s address as provided herein (or to such other persons or at such other address(es) as may be designated by Landlord in writing from time to time). If consented to by Tenant, Tenant shall pay all Base Rent and Additional Rent electronically via automatic debit, ACH credit or wire transfer to such account as Landlord designated in writing to Tenant upon Landlord’s request.
(b)    If the Term of this Lease as described above commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month.
(c)    Tenant shall pay all Rent at the times and in the manner provided in this Lease, without demand, deduction, set-off or counterclaim. Tenant hereby acknowledges and agrees that except as expressly provided in Sections 6.1 and 6.3(a) of this Lease, Tenant’s covenants to pay Rent under this Lease are separate and independent from Landlord’s covenant to provide services and other amenities hereunder.
(d)    In the event any Rent is not paid when due, then Landlord and Tenant agree that Landlord will incur additional administrative expenses. Accordingly, in addition to the obligation to pay Rent, Tenant shall pay to Landlord a late charge for such late payment in the additional amount of five percent (5%) of the amount of such late payment of Rent. Notwithstanding the foregoing, Landlord shall not impose the late charge set forth in this Section 2.3(d) for the first time that Tenant is late in the payment of Rent in any calendar year.

(e)    In addition, all Rent shall bear interest beginning after the thirtieth (30th) day after the date due thereof until paid at a rate equal to the lesser of (i) a floating annual rate equal to five percent (5%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of The Wall Street Journal (“Prime Rate”), automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the Legal Requirements (as defined in Section 4.4) of the jurisdiction in which the Buildings is located. The Prime Rate, if imposed, shall be retroactive to the original date such Rent payment was due hereunder. Notwithstanding the foregoing, Landlord (x) shall not impose the interest set forth in this section for the first time that Tenant is late in any calendar year and (y) shall be permitted to impose the interest set forth in this section immediately upon any subsequent past due Rent payment if the prior installment of Rent is then past due.
2.4    SECURITY LIEN; SECURITY DEPOSIT.
(a)    Simultaneously with its execution of this Lease, Tenant shall execute and deliver to Landlord, and cause to be recorded in the Wake County Register of Deeds or filed with the North Carolina Secretary of State, as applicable, all documentation reasonably necessary to (a) grant to Landlord a first lien (the “Security Lien”) on that certain parcel or tract of land located adjacent to the Land, owned by Tenant and described on EXHIBIT A-3 attached hereto (the “Tenant Owned Parcel”), and any improvements located or to be constructed thereon, and (b) perfect Landlord’s security interest in any fixtures (but not personal property) affixed to the improvements to the Tenant Owned Parcel. That period of the Term of this Lease in which Landlord holds the Security Lien hereunder shall be referred to as the “Security Lien Period”. Further, within three (3) business days after the Effective Date, Tenant will deposit the sum of $2,500,000 in cash with Landlord to be held by Landlord as part of the Security Deposit in a segregated account. So long as an Event of Default (as defined in Section 8.2) has not occurred, Tenant may substitute a Letter of Credit (defined below) in the amount of $2,500,000.00 as a substitute for this cash deposit, and Landlord shall return this cash deposit to Tenant within ten (10) days after it receives the Letter of Credit.
If at any time during the Security Lien Period all of the Tenant Owned Parcel is sold to a third-party purchaser or developed (subject to Landlord’s right of first offer to be recorded in the Wake County Register of Deeds, as referred to herein as the “Landlord ROFO”), Tenant may convert such Security Lien to a security deposit (the “Security Deposit”) in accordance with the following provisions. Landlord hereby agrees to release the Security Lien provided that Tenant either provides an additional Letter of Credit, or deposits with Landlord a cash security deposit, in the aggregate amount (including the $2,500,000.00 Letter of Credit provided at Lease execution) equal to twelve (12) months of the then current amount of monthly Base Rent due under the Lease. Unless required otherwise by Legal Requirements, the Security Deposit held by Landlord hereunder may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, upon such transfer (and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Legal Requirements), Landlord thereafter shall have no further liability for the return of the Security Deposit. If Tenant pays all installments of Rent in a timely manner during the Term and fulfills all of its other obligations under this Lease, Landlord shall refund the Security Deposit to Tenant following the expiration or earlier termination of the Term.
(b)    For purposes hereof, a “Letter of Credit” shall be an irrevocable, unconditional, transferable, standby letter of credit from a financial institution reasonably acceptable to Landlord (the “Issuing Bank”). The only conditions for payment under the Letter of Credit shall be the presentation (which may occur in the Raleigh, North Carolina office of such Issuing Bank) by Landlord, or any successor or assign of Landlord, to the Issuing Bank of (i) a certificate referencing this Lease and stating that an Event of Default has occurred and remains uncured, and (ii) a copy of the Letter of Credit. The Letter of Credit shall have a term of not less than one (1) year and shall automatically renew for consecutive one (1) year periods thereafter for so long as Tenant is required to provide the Letter of Credit pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Lease, there shall be no cure period applicable to Tenant’s obligation to furnish the Letter of Credit. If the Issuing Bank elects not to renew such Letter of Credit at least thirty (30) days prior to its then current expiration date, Landlord shall have the right to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of this Section; provided, however, that if no Event of Default by Tenant under this Lease has occurred and is continuing, then Tenant shall have the right to replace such Letter of Credit with a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Section), following which Landlord shall return to Tenant all amounts previously drawn under the Letter of Credit. If Landlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit and the Letter of Credit shall expire prior to the thirtieth (30th) day following the expiration date of the Term, then Tenant shall, upon demand, immediately furnish Landlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Section), so that Landlord shall have the entire Letter of Credit on hand at all times during the Term and for a period of thirty (30) days thereafter. Upon the occurrence of an Event of Default by Tenant, Landlord may, from time to time and without prejudice to any other remedy available to Landlord at law or in equity, draw upon the Letter of Credit in whole or in part and apply the funds so drawn to make good any arrears of Rent or any other damage, injury, expense or liability incurred by Landlord resulting from the Event of Default. The Letter of Credit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in case of the occurrence of an Event of Default by Tenant.
(c)    If at any time during the first six (6) Lease Years, Tenant makes a written request to Landlord (not in connection with the development or sale of all or any portion of the Tenant Owned Parcel) to release the Security Lien, return the Security Deposit or terminate the Letter of Credit, as applicable, then Landlord hereby agrees to grant such request so long as Tenant (i) is not in default under this Lease, (ii) has achieved and thereafter maintained as of the date such request is made an investment grade credit rating as determined by Moody’s and (iii) has not assigned this Lease or sublet twenty percent (20%) or more of the Premises to a non-Permitted Transferee (as defined in Section 9.1(f)). If at any time after the end of the sixth (6th) Lease Year Tenant makes a written request to Landlord to release the Security Lien, return the Security Deposit or terminate the Letter of Credit, as applicable, then Landlord hereby agrees to grant such request so long as Tenant meets the conditions set forth in subsections (i) and (iii) of this subparagraph(c).
2.5    PERSONAL PROPERTY TAXES. Tenant agrees that it shall pay directly to the taxing authority all personal property taxes pertaining to Tenant’s Trade Fixtures (as defined in Section 5.2(d)) and any other personal property of Tenant.
ARTICLE III
3.1    SERVICES.
(a)    Services to be Provided by Landlord. Except for the Landlord’s Repair and Replacement Obligations, Landlord shall have no obligation to provide services to or for the benefit of Tenant or the Premises, all such services to be provided by Tenant at its sole cost and expense.
(b)    Services to be Provided by Tenant. Tenant shall, at its sole cost and expense, be responsible for providing all services for the Premises including, without limitation, the replacement of light bulbs, fluorescent tubes and ballasts and window and glass maintenance for the Buildings, landscaping and other customary maintenance services for the Land, snow and ice removal, pest control, central heat, ventilation and air conditioning in season, electric lighting service, reasonable security, and waste removal services. Tenant shall pay for (i) a routine maintenance contract for the heating, ventilating and air-conditioning systems (the “HVAC”) serving the Premises and shall deliver a copy of the HVAC contract to Landlord within a reasonable time following the Commencement Date and (ii) daily janitorial services for the Premises in accordance with class “a” standards and Comparable Buildings, as applicable. The vendors selected by Tenant to perform the foregoing HVAC and janitorial services shall be reputable and licensed and insured in the State.
3.2    PREMISES MANAGEMENT. Tenant shall have the right, at Tenant’s election, to either (a) hire Athens Development Partners, LLC (“ADP”), an affiliate of Landlord, to perform any or all of the service or maintenance obligations of Tenant under this Lease for a customary market fee, (b) perform such service and maintenance obligations itself, or (c) hire a third party property manager. If Tenant engages a third party or ADP to manage the Premises, then Landlord shall have the right to review and reasonably approve the form of property management agreement and any amendments or modifications thereto (collectively, the “PMA”), unless (i) such form is customary in the Raleigh, North Carolina market area, and (ii) Tenant uses commercially reasonable efforts to cause the property management company to agree in the PMA that, in the event this Lease is terminated or expires, (w) the PMA shall survive as a direct agreement between Landlord and the property manager, (x) Landlord shall not be liable for the payment of any fees, costs or expenses due to the property manager for the period of time that is prior to the date the Lease is terminated or expires, (y) Landlord shall pay all fees, costs and expenses due to the property manager under the PMA from the period of time beginning on the date the Lease is terminated or expires and continuing until the date the PMA is terminated or expires, and (z) Landlord may terminate the PMA at any time upon ten (10) days’ notice to the property manager.
ARTICLE IV
4.1    CARE AND MAINTENANCE OF THE PREMISES.
(a)    Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Buildings, and shall at its own cost and expense, maintain the Premises in good condition and repair. Tenant shall satisfy all obligations allocated to the Land (both payment and performance) under the Easement Documents. Unless otherwise expressly identified herein as a Landlord obligation (including, without limitation, Landlord’s Repair and Replacement Obligations, as hereinafter defined), Tenant’s obligations shall include the maintenance, repair and replacement of the interior demising walls and any interior wall coverings, exterior glass and exterior windows of the Buildings (including glass, frames and ceiling), floor slabs, floor coverings, exterior utilities, and all base Building components of the Premises including but not limited to the following: life safety, mechanical, electrical, plumbing and HVAC systems of the Premises, the Parking Facility, and exterior lighting. Tenant shall also be responsible for the maintenance and repair (but not the replacement) of each of the Building roofs. Tenant shall keep the Premises all in good order, repair, and condition in keeping with the standards of Comparable Buildings and in accordance with all applicable Legal Requirements. Notwithstanding anything to the contrary, upon a request from Tenant, Landlord shall enforce (to the extent applicable and enforceable) any construction warranties provided by the General Contractor and any subcontractors with respect to any defective Landlord’s Work or Tenant’s Work at the Premises.
If Tenant fails to make required repairs or replacements to the Premises promptly or fails to satisfy all obligations of the Land under the Easement Documents, and such failure continues thirty (30) days after Tenant receives written notice thereof from Landlord, then Landlord may, at its option but with prior written notice to Tenant, make such repairs or replacements, and Tenant shall repay the actual cost thereof to Landlord on demand; provided, however, in the event of any conflict between the terms of this sentence and the terms of any Easement Documents to which Landlord (as the owner of the Premises) and Tenant (as the owner of the Tenant Owned Parcel) are parties, the terms of such Easement Document(s) shall control. Notwithstanding the foregoing, in the event of an emergency Landlord shall not be required to provide to Tenant written notice or an opportunity to cure before commencing any repairs or replacements to the Premises not timely made by Tenant hereunder. Tenant shall not undertake the repair or replacement of any damage or injury to the structural components of the Buildings or its mechanical, electrical or plumbing systems caused by Tenant, its agents, contractors, employees, invitees or visitors, but shall reimburse Landlord for all actual costs and expenses incurred by Landlord in effecting any such repair or replacement.
(b)    Tenant shall immediately notify Landlord of and remedy the presence of water, moisture, or mold within the Premises irrespective of whether such remediation falls within Landlord’s Repair and Replacement Obligations.
(c)    During the Term Landlord shall, at its sole cost and expense, maintain, repair and replace (i) the structural elements of the Building (including the interior load bearing walls and columns) and (ii) the Building foundations and exterior walls of the Buildings. Further, Landlord shall be responsible for replacing (but not maintaining and repairing) the roof of the Building(s) to the extent replacement is recommended by a reputable roofing contractor selected by Tenant (“Landlord’s Repair and Replacement Obligations”). Notwithstanding the foregoing, if Landlord’s Repair and Replacement Obligations are required due solely to the negligence or willful misconduct of Tenant, its agents, employees, contractors, invitees or subtenants, then Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with such Landlord’s Repair and Replacement Obligations within thirty (30) days following its receipt of an invoice therefor from Landlord. Except as otherwise expressly stipulated herein (including, without limitation, Sections 6.1 and 6.3 of this Lease), Landlord shall not be required to make any improvements to or repairs or replacements of any kind or character to the Premises during the term of this Lease.
(d)    Upon termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in good condition, ordinary wear and tear, casualty and condemnation, only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.
(e)    Tenant and its permitted assignees, sublessees and designees shall have the right to utilize all available Buildings risers, shafts or conduits between the Premises and other parts of the Buildings (including the roof) for the installation, operation, repair, maintenance and replacement of any conduits, cabling, wiring, ducts, piping, supplemental HVAC equipment or any other equipment and/or appurtenance to serve the Premises consistent with Tenant’s use of the Premises (“Tenant Lines”), provided: (i) Tenant shall obtain Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and shall use contractors approved in writing by Landlord, (ii) all such Tenant Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (iii) any such installation, maintenance, replacement, removal or use shall comply with all Legal Requirements applicable thereto, and shall not interfere with any then-existing lines at the Buildings, and (iv) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove and replace or reroute any Tenant Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within ten (10) business days after written notice. Landlord shall not charge Tenant a fee for the access to or use of the risers or the roof which Tenant is entitled to use hereunder. Tenant shall be responsible for, at its cost, the installation of its Tenant Lines in the Buildings’ risers, in its risers and in the Premises, including, without limitation, any hook up, access and maintenance fees charged by Tenant’s telecommunications provider and the maintenance thereafter of such Tenant Lines. Under no circumstances shall any Tenant Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease unless caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant shall not be required to remove any Tenant Lines upon the expiration or termination of this Lease.
4.2    ENTRY FOR REPAIRS AND INSPECTION. Tenant shall permit Landlord and its contractors, insurers, agents, employees or representatives to enter into and upon any part of the Premises at all reasonable hours and upon reasonable notice (except in the case of emergency, in which events no notice shall be required) to inspect the same, to make any repairs or replacement required to be made by Landlord hereunder or to be made by Landlord as a result of Tenant’s failure to comply with its maintenance and repair obligations hereunder, to show the same to prospective tenants (during the last eighteen (18) months of the Term of the Lease only if Tenant does not renew the Term pursuant to EXHIBIT E) purchasers or lenders, to determine whether Tenant is performing its obligations hereunder or for any other Lease-related purpose as Landlord may reasonably deem necessary. Tenant may elect to have a representative accompany Landlord or its contractors, insurers, agents, employees or representatives (as applicable) during the pendency of any such entry to the Premises (except in the event of an emergency) so long as Tenant’s representative does not disrupt or interfere in any material respect with any such entry. Landlord agrees to exercise reasonable efforts (i) to prosecute completion of any work within the Premises diligently, (ii) to minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Premises, and (iii) to protect Tenant’s property located in the Premises from damage. Entry to the Premises and the conduct of work therein by Landlord and its contractors, insurers, agents, employees or representatives pursuant to this Section 4.2 shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of Rent or claim for damages for any injury to or interference with Tenant’s business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof. Notwithstanding the foregoing, except as otherwise expressly provided in this Lease, if any action taken by Landlord pursuant to this Section 4.2 renders the Premises or a portion thereof untenantable (as defined below) for a period in excess of five (5) consecutive days after notice from Tenant to Landlord that Tenant is unable to operate in all or a portion of the Premises (as applicable) as a result of such action, then, Rent shall thereafter abate fully or proportionately (as the case may be), until the date that any such interference with the operation of Tenant’s business in the Premises resulting from such action by Landlord has been remedied and the Premises is restored to a tenantable condition. Except in the case of emergency, any entry within the Premises for such purposes that would materially interfere with Tenant’s use and occupancy of the Premises will be performed any time on weekends and holidays or outside of normal business hours on weekdays to the extent reasonably feasible. The Premises or a portion thereof shall be “untenantable” if they are not reasonably usable by Tenant for the normal operation of its business in accordance with customary practices of comparable tenants in Comparable Buildings.
4.3    NUISANCE. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any nuisance or interfere with Landlord in its operation of the Premises.
4.4    LAWS AND REGULATIONS. Tenant, at Tenant’s expense, shall comply with, and Tenant shall cause its visitors, employees, contractors, agents and invitees to comply with all Legal Requirements. As used in this Lease, the term “Legal Requirements” means (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Premises, whether now in force or hereafter enacted, (b) all recorded covenants, rules and restrictions to which the Premises is subject from time to time, and (c) Environmental Laws, whether now in force or hereafter enacted. The term “Environmental Laws” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.
4.5    HAZARDOUS SUBSTANCES.
(a)    Except for small quantities of Hazardous Substances customarily used in connection with general office uses, and not required to be reported by an environmental agency, Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of on or in the Buildings or the Premises, by Tenant, Tenant’s agents, employees, contractors, invitees or subtenants without first obtaining Landlord’s written consent, which may be given or withheld in Landlord’s sole discretion. If any Hazardous Substances are used, stored, generated, or disposed of on or in the Buildings or the Premises, including those customarily used in connection with general office, a fitness facility or school uses, or if the Buildings or the Premises become contaminated in violation of applicable Legal Requirements, Tenant shall immediately notify Landlord of the release or discharge of a Hazardous Substance and Tenant shall indemnify, defend and hold harmless Landlord and its members and Affiliates from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the term of this Lease, and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by or required by applicable Legal Requirements. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on the Premises or the Buildings and the same results in any contamination, release or discharge, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises or the Buildings to the condition existing prior to the presence of any such Hazardous Substance on the Premises or the Buildings and in compliance with all Legal Requirements. Tenant shall first obtain Landlord’s approval for any such remedial action and the approval of the contractors doing the work. Landlord shall have the right to do the work, at Tenant’s sole cost and expense, if Landlord determines an emergency exists.
(b)    As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive, infectious or corrosive and that is regulated by any local government, the state in which the Buildings is located or the United States Government. “Hazardous Substance” includes any and all material or substances that are defined as “hazardous waste,” “extremely hazardous waste,” or a “hazardous substance” pursuant to federal, state or local governmental law. “Hazardous Substance” includes, but is not restricted to, asbestos, polychlorobiphenyls, and petroleum.
(c)    Tenant’s indemnification of Landlord under Section 4.5(a) hereof shall survive the expiration or termination of this Lease.
(d)    Except as otherwise disclosed in the Inspection Materials (as defined in the Purchase Agreement, as hereinafter defined), to Landlord’s actual knowledge the Land does not contain any Hazardous Substances. In the event that any Hazardous Substances found on the Land during the Term are determined by a reputable environmental professional after final adjudication to have existed on the Land prior to the Commencement Date, Landlord shall, at its sole expense, take any and all necessary actions to bring the Land into compliance with all Legal Requirements; provided, however, Tenant shall remain liable hereunder to the extent such pre-existing condition is exacerbated by the negligent or willful acts or omissions of Tenant, its agents, employees, contractors, licensees, subtenants or invitees.
4.6    ADA COMPLIANCE. Notwithstanding any other statement in this Lease, the following provisions shall govern the parties’ compliance with the Americans With Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§12101, et seq. (the foregoing, together with any similar state statute governing access for the disabled or handicapped collectively referred to as the “ADA”):
(a)    Landlord hereby covenants that as of the Commencement Date, the Landlord’s Work and Tenant’s Work shall comply in all material respects with all requirements of the ADA.

(b)    To the extent governmentally required subsequent to the Commencement Date of this Lease as a result of an amendment to Title III of the ADA or any regulation thereunder enacted subsequent to the Commencement Date of this Lease, Tenant shall be responsible for compliance with Title III of the ADA with respect to any repairs, replacements or alterations to the Premises. Tenant shall indemnify, defend and hold harmless Landlord and its members, Affiliates, agents, employees and contractors from all fines, suits, procedures, penalties, claims, liability, losses, expenses and actions of every kind, and all costs associated therewith (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or in any way connected with Tenant’s failure to comply with Title III of the ADA as required above.
ARTICLE V
5.1    CONDITION OF THE PREMISES. Tenant acknowledges that no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises, have been made by Landlord, except as are expressly set forth in this Lease.
5.2    ALTERATIONS TO THE PREMISES.
(a)    The parties’ respective obligations with respect to Tenant’s Work shall be governed by EXHIBIT C, except as otherwise expressly provided in this Section 5.2. From and after the Commencement Date, Tenant shall not make or allow to be made any alterations, physical additions or other improvements (including fixtures) in or to the applicable portion of the Premises (such alterations, additions and other improvements being herein called “Premises Alterations”), or place safes, vaults, file cabinets or other furniture or equipment exceeding the applicable design capacity for the Premises (which design capacity shall be contained in the Final Landlord’s Work Plans), without first obtaining Landlord’s written approval of Tenant’s contractors and the plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed. If such approval is given, prior to commencement of construction Tenant shall deliver to Landlord all building permits required for such construction, a certificate of insurance from Tenant’s contractors confirming the existence of all insurance reasonably required by Landlord and a copy of the executed construction contract covering such Premises Alterations, and copies of lien waivers, certificates of occupancy and other information reasonably requested by Landlord. All Premises Alterations shall comply with all applicable, federal, state and local Legal Requirements, including, without limitation, the ADA, the OSHA General Industry Standard (29 C.F.R. Section 1910.1001, et seq.), and the OSHA Construction Standard (29 C.F.R. Section 1926.1001, et seq.) and shall be performed in accordance with the terms and provisions of this Lease and in a good and workmanlike manner using material of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Buildings. Landlord’s approval, if given, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency or compliance with any Legal Requirements. If Tenant requests that Landlord or an Affiliate of Landlord manage the construction of any Premises

Alterations, Tenant shall pay to Landlord or its Affiliate, upon demand, a fee to reasonably compensate Landlord for the cost of managing the construction of such Premises Alterations given the scope of the Premises Alterations to be performed. Within sixty (60) days following completion of any Premises Alterations, Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all Premises Alterations on a diskette in AutoCAD or compatible format and equipment manuals. Notwithstanding the foregoing, any interior, non-structural Premises Alterations that (i) cost less than $500,000.00 in the aggregate during any Lease Year (exclusive of carpet and paint), (ii) do not affect any life-safety, telecommunications, electrical, mechanical, or plumbing or other system of the Buildings, (iii) do not require any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Buildings, (iv) do not involve any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises and (v) do not involve significant changes to final approved exterior landscaping plan, shall not require Landlord’s prior approval, if Tenant notifies Landlord of such work at least ten (10) business days prior to commencing such work, and subject also to Tenant’s compliance with all other provisions of this Lease pertaining to Premises Alterations. In addition, Premises Alterations which consist solely of decorative or cosmetic work such as painting and installing carpeting and/or wall coverings shall not be subject to Landlord’s prior approval provided that Tenant delivers a reasonable description of such work to Landlord at least ten (10) business days prior to commencing such work, and subject also to Tenant’s compliance with all other provisions of this Lease pertaining to Premises Alterations.
(b)    Landlord’s interest in the Premises shall not be subject to liens for improvements made by Tenant (including, without limitation, the Tenant’s Work), and Tenant shall have no power, right, or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion, or other estate of Landlord in the Premises and any other property of Landlord as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics, laborers, and other persons contracting with Tenant with respect to the Premises or any part thereof (“Potential Lienors”) are hereby charged with notice that such liens are expressly prohibited and that such Potential Lienors must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the term of this Lease.
(c)    All Leasehold Improvements (hereinafter defined), including without limitation, all Premises Alterations shall be surrendered to Landlord upon the expiration or earlier termination of this Lease, whether by lapse of time or otherwise; provided, however, that Tenant shall remove all Trade Fixtures and any Premises Alterations as designated in writing by Landlord to be removed at the time that Landlord approves the Premises Alterations. Tenant shall repair and restore any damage to the Premises caused by the removal of any items pursuant to this Section 5.2(c) or EXHIBIT C.

(d)    As used in this Lease, the term “Leasehold Improvements” means any and all improvements and tenant finishes existing in the Premises as of the Commencement Date, including the Tenant’s Work, as defined and described in EXHIBIT C, as well as any and all Premises Alterations added by Tenant after the Commencement Date, but excluding Trade Fixtures. As used in this Lease, the term “Trade Fixtures” means any fixtures, telephone, voice and data cabling, computer systems, furniture, furniture systems or equipment used or installed by or at the request of Tenant which are not permanently affixed to the Premises and the removal of which would not adversely affect the structure of the Buildings or any of its systems, including HVAC, electrical, life safety or plumbing. Trade Fixture shall not include Tenant Lines.
(e)    Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any Premises Alterations and/or the Tenant’s Work, including but not limited to any mechanics’ or materialmen’s liens asserted in connection therewith. Should any mechanics’ or materialmen’s liens be filed against any portion of the Buildings and/or the Land or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record by bond (in an amount of at least one hundred twenty percent (120%) of the amount of the claim) or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said ten (10) day period, then Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens. Tenant’s indemnification of Landlord under this paragraph shall survive the expiration or termination of this Lease for three (3) years. At least fifteen (15) days prior to the commencement of any work in excess of $100,000 or any work requiring Landlord’s consent hereunder (including, but not limited to, any maintenance, repairs or Leasehold Improvements) in or to the Premises, by or for Tenant, Tenant will give Landlord written notice of the proposed work and the names and addresses of the primary contractors supplying labor and materials for the proposed work. Landlord will have the right to post notices of non-responsibility or similar notices, if applicable, on the Premises or in the public records in order to protect the Premises against such liens.
5.3    Intentionally omitted.
5.4    KEYS AND LOCKS; SECURITY SYSTEM.
(a)    Tenant, at its sole cost and expense, may maintain its own access control and/or monitoring system and equipment (by an access control contractor reasonably acceptable to Landlord) to limit and/or monitor access to the Premises. Any such systems must be approved in advance by Landlord (not to be unreasonably withheld, delayed or conditioned), must comply with all governmental requirements, including, without limitation, all building, fire, life and safety codes. Tenant shall, at its sole cost and expense, pay Tenant’s own third-party contractor (that is approved by Landlord as provided above) to monitor Tenant’s access system. Landlord shall have no liability for the performance of Tenant’s access control system and/or monitoring personnel.
(b)    Tenant shall have the right to install, subject to Landlord’s reasonable consent and in accordance with any applicable Legal Requirements, at its sole cost, expense, and risk (x) access control equipment compatible with the Building’s security system to limit and monitor after-hours elevator and access to any single-tenant floor in the Premises and (y) stairwell access control systems to facilitate Tenant’s use of the Buildings stairwells for access between and among any single-tenant floors of the Buildings on which Tenant may occupy space; provided however, that Landlord shall have access to any such stairwells or after-hours elevators. Landlord and Tenant shall mutually determine approximate staffing levels of security personnel; however, both parties agree that Landlord’s ability to respond to life safety issues will be maintained at all times. Notwithstanding anything which may appear to the contrary in this Lease, Landlord hereby grants Tenant the right to use Tenant’s access control system and related security personnel in the Buildings. In addition, so long as Tenant leases all of the office space in the Office Building, Tenant shall handle all security services in the Buildings, pursuant to the provisions of this Section 5.4(b). Landlord shall have ability to monitor the Buildings’ fire and life safety systems and fire and life safety drills, training and programs for the Buildings.
5.5    SIGNAGE; PREMISES NAME.
(a)    For so long as Tenant (1) is not in Default under this Lease and (2) leases and occupies at least eighty percent (80%) of the Gross Area of the Office Building and one hundred percent (100%) of the Non-Office Buildings, Tenant, in amounts and location(s) as reasonably determined by Tenant and approved by Landlord, shall be entitled to (i) exclusive identity signage, including Tenant’s name and/or corporate logo, on: (x) the exterior of the top level of the Buildings and (y) the Parking Facility; and (ii) identity signage located in the lobbies of the Buildings.
(b)    Tenant, at its sole cost, shall be permitted to install signage, logos, suite numbers, and similar signage on the walls of elevator lobbies in, and on the entrance doors to, the Premises. In addition, Tenant shall be permitted to install monument signs at each entrance to the Premises, provided that such monument signs comply with all applicable Legal Requirements (including, without limitation, the City of Raleigh’s Unified Development Ordinance).
(c)    The location, design and specifications of all signs shall be subject to Landlord’s prior written consent, all relevant governmental regulations and all applicable deed restrictions and are otherwise subject to Landlord’s reasonable approval. All costs associated with installation, maintenance and removal of Tenant’s signage shall borne solely by Tenant, provided that Tenant shall be permitted to apply a portion of the Tenant Work Allowance (as defined in Section 13.3) for the initial design and installation of such Tenant signage.

(d)    Tenant shall have the obligation to maintain Tenant’s signage (including, without limitation, any monument signs) in good condition and repair during the Term. Any modifications to such signage due to a name change shall be borne by Tenant. Within thirty (30) days following expiration or termination of the Lease, or termination of Tenant’s right to possess the Premises, Tenant shall remove all signage from the Premises and repair any damage caused by such removal, provided that any monument signs shall remain on the Land and shall become the property of Landlord.
(e)    Tenant’s signage rights may be delegated in whole or in part to sublessees who are Permitted Transferees; provided such signage rights shall remain subject to the terms and conditions of this Section 5.5.
(f)    Tenant shall have the right to name the Premises, subject to Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.
5.6    TENANT’S GENERATOR.
(a)    Subject to Landlord’s prior written approval of the design and specifications therefor (which approval shall not be unreasonably withheld or delayed), Tenant shall have the right, at its sole cost and expense, to install, operate, repair, maintain and replace three (3) back-up generators reasonably necessary for Tenant’s requirements including natural gas or fuel supply and tank therefor reasonably necessary for Tenant’s requirements (not to exceed applicable code requirements), and all reasonably necessary cabling and related appurtenances (collectively, the “Generator”) to serve the Premises in mutually acceptable locations hereafter designated by the parties if Tenant elects to install the Generator.
(b)    No Rent shall be charged to Tenant for the area to be occupied by the Generator and the areas required to connect the Generator to the appropriate locations within the Premises. Tenant will be solely responsible for all utility charges incurred with respect to the Generator, as separately metered (at Tenant’s expense).
(c)    Installation of the Generator and any related cabling, conduit and appurtenances at the Premises will be deemed Tenant Lines and will be governed by the applicable provisions of this Lease relating to Tenant Lines. Tenant will submit to Landlord at least thirty (30) days prior to the proposed installation date(s) (i) Tenant’s proposed plans and specifications relating to the installation, operation and use of the Generator, and (ii) all other information required pursuant to the Lease, or otherwise reasonably required by Landlord with respect to such Tenant Lines. Tenant may not commence any work to install a Generator until it has received Landlord’s prior written approval (in Landlord’s reasonable discretion) of all such deliveries. The Generator and all related Tenant Lines installed by Tenant shall be considered part of the Premises for purposes of Tenant’s insurance and indemnity obligations under the Lease. LANDLORD MAKES NO WARRANTIES OF ANY KIND REGARDING THE FUNCTIONALITY, QUALITY OR PROPER OPERATION OF THE GENERATOR AND TENANT ASSUMES ALL RISK WITH RESPECT THERETO.

(d)    Tenant will comply with all applicable Legal Requirements and restrictive covenants affecting the Premises and Landlord’s reasonable directives relating to the installation, operation, maintenance and repair of the Generator, including, but not limited to (i) obtaining and maintaining, or causing to be obtained and maintained, all applicable permits required for the installation, operation, maintenance and repair, (ii) implementing spill prevention control and countermeasures and containment plan(s) (as required by federal, state, or local regulations) or best management practices plan(s), (iii) providing evidence of insurance covering such facilities, and (iv) maintaining and inspecting such facilities and related equipment and keeping records related thereto. Tenant will maintain and repair the Generator in good operating condition throughout the Term, at Tenant’s sole cost and expense. Any replacement (excluding insured casualty), all maintenance and repair of the Generator and all governmental compliance required in connection with the Generator will be Tenant’s sole responsibility and Tenant’s sole cost and expense.
(e)    Tenant may not use the Generator for any purpose other than solely in connection with Tenant’s or Tenant’s sublessee’s occupancy of the Premises for the permitted use and in accordance with any applicable permit(s) pertaining to the Generator. This provision does not modify Tenant’s permitted use of the Premises and does not relieve Tenant of any environmental liability under this Lease.
(f)    If a Generator is actually installed and used by Tenant during the Term, at any time within ninety (90) days prior to the expiration of the Lease, or earlier termination of the Lease, Landlord may, at Tenant’s cost and expense, cause a qualified environmental consultant reasonably acceptable to Landlord and Tenant to perform an environmental investigation to determine whether a release of any Hazardous Substances has occurred, during the Term of this Lease with respect to the Generator if the Generator was actually installed and used by Tenant during the Term. Within thirty (30) days following the expiration or earlier termination of this Lease, Tenant may elect (but shall not be required) to remove the Generator, but if Tenant elects to do so, Tenant shall promptly (i) remove the Generator (and any related fuel tanks, conduit, fuel lines, cabling and other appurtenances associated therewith), (ii) restore the affected areas to base-Building condition in accordance with plans and specifications reasonably acceptable to Landlord and all applicable laws, and (iii) repair any damage to the Premises caused by the removal of the Generator. Tenant shall perform any required environmental remediation for the release of any Hazardous Substances caused by Tenant during the Term of this Lease in accordance with applicable Legal Requirements, all at Tenant’s sole cost and expense. If the environmental investigation performed by the environmental consultant as provided above confirms the release of any Hazardous Substances caused by Tenant in violation of applicable Legal Requirements or this Lease, Tenant must thereafter perform any required clean up or remediation in accordance with applicable Legal Requirements or the terms of this Lease, as applicable, and document with a report prepared by a qualified environmental consultant reasonably approved by Landlord, evidencing either no impact to soil and groundwater exceeding state cleanup criteria for the use of the site, or that any impacted soil or groundwater has been remediated in a manner and to a level meeting the applicable state cleanup criteria, together with any applicable state assurance or closure.
(g)    If a Generator is installed and used by Tenant during the Term, Tenant will promptly report to Landlord any spill or release and any citations or notices of violation and will provide Landlord with copies thereof. Such notification to Landlord will not relieve Tenant from its obligations to notify governmental agencies. Any action required by a governmental agency in connection with the Generator shall be performed by Tenant at its sole cost and expense and in compliance with all Legal Requirements.
(h)    If a Generator is actually installed and used by Tenant during the Term, Tenant shall make annual inspections, at Tenant’s expense, to ensure regulatory compliance and the proper operation, maintenance and repair of the Generator, and will forward copies of such inspection reports to Landlord promptly following receipt of Landlord’s written request(s) therefor.
5.7    ROOFTOP COMMUNICATION EQUIPMENT.
(a)    Tenant shall be permitted the exclusive use of certain space on the rooftop (the “Roof”) of the Buildings (collectively, “Tenant’s Rooftop Space”), in location(s) approved by Landlord, for the installation, operation, maintenance, repair and removal, at Tenant’s expense, for use by Tenant for telecommunications equipment, and related wiring from the roof to the interior portions of the Premises to the extent reasonably necessary (collectively, the “Rooftop Communications Equipment”), provided the same complies with all Legal Requirements and all restrictive covenants affecting the Premises. The Rooftop Communications Equipment shall be screened from exterior view and shall not exceed any reasonable height restrictions imposed by applicable Legal Requirements. During the Term, Tenant shall not be required to pay any monthly rental or license fee with respect to Tenant’s Rooftop Space. Tenant shall be responsible for all costs and expenses associated with or relating to the Rooftop Communications Equipment, including, without limitation, installation, operation, maintenance, use, removal and insuring of the Rooftop Communications Equipment (same being deemed Tenant’s personal property for purposes of this Lease).
(b)    Prior to installing any new Rooftop Communications Equipment, Tenant shall submit to Landlord for its approval plans and specifications that (i) specify in detail the design, location, size and frequency of the Rooftop Communications Equipment and (ii) are sufficiently detailed to allow for the installation of the Rooftop Communications Equipment in a good and workmanlike manner and in accordance with all laws, including any governmental restrictions applicable to the Premises. Following Landlord’s approval of such plans, Tenant may install (in a good and workmanlike manner) and shall maintain and use Rooftop Communications Equipment installed by Tenant (or its permitted sublessees or assignees) in accordance with all laws and shall obtain all permits required for the installation and operation, thereof; copies of all such permits must be submitted to Landlord before Tenant begins to install the Rooftop Communications Equipment. Tenant shall be permitted to select a contractor of its choice to undertake the installation of the Rooftop Communications Equipment, subject to Landlord’s approval. In addition, Tenant shall be permitted to construct equipment enclosures, if required, in locations, design and materials to be mutually agreed upon, for accommodation of the Rooftop Communications Equipment. Tenant shall also have the right to install reasonably necessary conduit and sleeving from the Roof to the points of connection within the Premises. Tenant shall be responsible for all costs of installation (including structural reinforcing), repair, maintenance, and removal with respect to the Rooftop Communications Equipment. Tenant shall thereafter maintain all permits necessary for the maintenance and operation of the Rooftop Communications Equipment while it is on the Premises. Tenant shall maintain the Rooftop Communications Equipment in good repair and condition and in such a manner so as not to interfere in any material respect with any other satellite, antennae, or other transmission facility on the Roof or in the Premises. Tenant shall repair any damage to the Premises caused by or relating to the Rooftop Communications Equipment, including that which is caused by its installation, maintenance, use or removal, and Tenant shall reimburse Landlord for any out-of-pocket costs and expenses incurred by Landlord for any actual damage to the Premises, including, without limitation, any damage resulting from penetrations of the Roof with respect to such installation, maintenance or use.
(c)    Tenant shall, at its expense, remove the Rooftop Communications Equipment within thirty (30) days after the occurrence of any of the following events: (1) the termination of Tenant’s right to possess the Premises; (2) the termination of this Lease; or (3) the expiration of the Term. If Tenant fails to do so, Landlord may remove the Rooftop Communications Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses incurred by Landlord in connection therewith within thirty (30) days after Landlord’s request therefor. All work relating to the Rooftop Communications Equipment shall, at Landlord’s request, be coordinated with Landlord’s roofing contractor so as not to void any warranty for the Roof.
ARTICLE VI
6.1    CONDEMNATION.
(a)    In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a “Taking”) of (i) the entire Premises, (ii) a material portion of the Premises as to prevent or substantially impair the use of the Premises generally by Tenant during the term of this Lease, or (iii) material portions of the Buildings or Premises, including Parking Facility, required for reasonable access to, or reasonable use of, the Premises (a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (“Date of Taking”).
(b)    In the event of a Taking of only a part of the Premises which does not constitute a Total Taking during the term of this Lease (a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises.
(c)    Landlord shall promptly deliver to Tenant a copy of any notice of Taking received by Landlord. In the event of a Taking of a material portion of the Buildings (other than the Premises) such that, in Landlord’s or Tenant’s reasonable opinion, the Buildings’ continued operation is not practically or economically feasible, either Landlord or Tenant may terminate this Lease by giving notice to the other party within ninety (90) days after the date notice of such Taking is delivered by Landlord to Tenant.
(d)    If this Lease is terminated pursuant to this Section 6.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.
(e)    If this Lease is not terminated as provided for in this Section 6.1, Landlord at its expense shall promptly repair and restore the Buildings and/or the remainder of the Premises to substantially the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted (and Landlord shall have no obligation to repair or restore Premises Alterations or alterations to Tenant’s property), except for the part taken, so as to render the Buildings or Premises as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage. If the condemnation renders the Premises inaccessible or untenantable in whole or in part, such that Tenant cannot reasonably use (and Tenant does not use) the Premises for the normal operation of its business, then the Rent provided for herein shall abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition.
(f)    Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding the above, Tenant may pursue a separate claim against the condemning authority for the value of Tenant’s moving expenses, business dislocation damages, Tenant’s property and Trade Fixtures and any other award that would not reduce the award payable to Landlord.
6.2    DAMAGES FROM CERTAIN CAUSES. Neither Tenant nor Landlord shall not be liable or responsible to the other for any loss or damage caused by a delay (“Force Majeure”) for the following reasons: fire; earthquake; explosion; flood; hurricane; the elements;

acts of God or the public enemy; actions, restrictions, governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor; order of any government or regulatory body, governmental orders or directives in response to an epidemic or pandemic (including, without limitation, stay at home, shelter in place, social or physical distancing or similar orders); or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party. For the avoidance of doubt, Force Majeure shall have no effect on Tenant’s obligations to timely pay Rent when due hereunder.
6.3    CASUALTY.
(a)    If at any time during the term of this Lease, including any extension or renewal thereof, the Premises is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord or Tenant as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with reasonable diligence, the reconstruction, restoration and repair of the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace, or repair any of the following: (i) any Premises Alterations; or (ii) personal property of Tenant. If the damage renders the Premises inaccessible or untenantable in whole or in part, such that Tenant cannot reasonably use (and Tenant does not use) the Premises for the normal operation of its business, then the Rent provided for herein shall abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord. If the damage renders the Parking Facility inaccessible or unusable in whole or in material part (the “Affected Parking Area”), then Landlord shall use commercially reasonable efforts to provide Tenant with temporary replacement parking (for the amount of parking contained in the Affected Parking Area) within a reasonable distance of the Premises until such time as same is accessible and restored to a usable condition, as reasonably determined by Landlord. If Landlord is unable to provide such replacement parking, then Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in shuttling its employees to the Premises, until such time as the Affected Parking Area is accessible and restored to a usable condition, as reasonably determined by Landlord.
(b)    If the Premises is damaged by fire or other casualty to such an extent that, in the reasonable judgment of Landlord’s architect or engineer, the damage cannot be substantially repaired within two hundred seventy (270) days after the date of such damage, or if the Premises are substantially damaged during the final twenty-four (24) calendar months of the Term, then: (i) Landlord may terminate this Lease as of the date of such damage by written notice to Tenant; or (ii) Tenant may terminate this Lease as of the date of such damage by written notice to Landlord within thirty (30) days after (x) Landlord’s delivery of a notice that the repairs cannot be made within such 270-day period (Landlord shall use reasonable efforts to deliver to Tenant such notice within sixty (60) days of the date of such damage or casualty); or (y) the date of damage, in the event the damage occurs during the final twenty-four (24) calendar months of the Term. Without limitation to the foregoing, if the Premises is damaged by fire or other casualty and the reasonable estimate of the cost to repair such damage (as determined by Landlord’s architect or engineer) exceeds the proceeds of insurance paid to Landlord plus the applicable deductible, then Landlord shall not be obligated to incur expenses in excess of such insurance proceeds to repair such damage and may terminate this Lease as of the date of such damage by written notice to Tenant. Rent shall be apportioned and paid to the date of such damage, all Rent shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).
(c)    Notwithstanding anything to the contrary contained herein, if a substantial portion of the Premises is destroyed or rendered untenantable by casualty such that Tenant cannot reasonably use (and Tenant does not use) the Premises for the normal operation of its business, and Landlord undertakes to reconstruct, restore or repair the Premises and fails to restore same to the condition required pursuant to the terms hereof (and/or Tenant’s access to the Premises if same is impaired by such casualty), within two hundred seventy (270) days following the date of casualty, Tenant may terminate this Lease by written notice to Landlord at any time thereafter but prior to restoration and delivery of the Premises (and access to the Premises) to Tenant; provided, however, if Landlord’s completion of the restoration has been delayed by Force Majeure events and Landlord is diligently proceeding to complete the remaining restoration work, Landlord shall be afforded an additional period of time not to exceed sixty (60) days in which to complete the work, and Tenant’s termination shall be extended and apply during such additional period of time, but shall become void if such work is completed within such sixty (60) day period.
(d)    Notwithstanding anything contained in this Section 6.3, in no event shall Landlord be required to expend more to reconstruct, restore and repair the Buildings than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord plus the applicable deductible. If the casualty damage to the Premises results solely from the gross negligence or willful misconduct of Tenant or its agents, employees, contractors, licensees or sublessees, then the Rent shall not abate, nor shall Tenant be entitled to terminate this Lease.
ARTICLE VII
7.1    PROPERTY INSURANCE.
(a)    Landlord shall maintain “special form cause of loss” property insurance determined on a full replacement cost basis on the Buildings and on all Leasehold Improvements with an insurance company qualified to do business in the jurisdiction in which the Buildings are located and maintaining a rating of A- or better and a financial size class of IX or higher with A.M. Best’s Insurance Rating Service, in amounts sufficient to satisfy any co-insurance requirements, with a deductible not to exceed $100,000, with the exception of windstorm and other catastrophic casualty events coverage for which Landlord may maintain a commercially reasonable deductible not to exceed $200,000. Landlord shall also maintain commercial general liability insurance with applicable limits of not less than $5,000,000 combined single limit for death, bodily injury and property damage per occurrence, subject to a general aggregate of $5,000,000, which coverages may be effected by primary or excess coverage. Said insurance (“Landlord’s Insurance”) shall be maintained with an insurance company authorized to do business in the state in which the Buildings are located, in amounts desired by Landlord and at the expense of Landlord (but subject to reimbursement from Tenant hereunder) and payments for losses thereunder shall be made solely to Landlord.
(b)    Tenant shall maintain at its expense “special form cause of loss” property insurance with vandalism, malicious mischief, and sprinkler leakage endorsements on all of its personal property, machinery, equipment, including Trade Fixtures, located in the Premises. Such coverage shall be for an amount not less than the full replacement cost of such insured items. All such insurance required to be maintained by Tenant shall provide that the policy shall not be cancelable without at least thirty (30) days’ advance written notice to Landlord. Tenant shall deliver certificates of insurance, in a form satisfactory to Landlord, within ten (10) business days after any request therefor.
7.2    LIABILITY INSURANCE. Tenant shall, at its sole expense, maintain a policy or policies of commercial general liability insurance with applicable limits of not less than $5,000,000 combined single limit for death, bodily injury and property damage per occurrence, subject to a general aggregate of $5,000,000, which coverages may be effected by primary or excess coverage. Tenant’s commercial general liability insurance shall be on an occurrence ISO form, including, without limitation, bodily injury, property damage, personal injury, advertising injury, products and completed operations liability and coverage for contractual liability assumed under this Lease, shall name Landlord and Landlord’s Interest Holder (as defined in Section 11.1(a)) as additional insureds. The commercial general liability insurance policies to be maintained by Tenant shall not have a deductible amount or self-insured retention in excess of $100,000.
7.3    OTHER INSURANCE. Tenant shall also maintain comprehensive business automobile insurance, for any owned, non-owned or hired autos, including contractual liability coverage, with an applicable limit of not less than $1,000,000 combined bodily injury and property damage per accident, naming Landlord and Landlord’s Interest Holder as additional insureds, with a deductible of not greater than $250,000.00. Tenant shall also maintain workers’ compensation insurance in the amount provided by statute and employer’s liability insurance with limits of not less than $1,000,000 per accident with an endorsement providing a waiver of subrogation in favor of Landlord and Landlord’s Interest Holder.
7.4    GENERAL INSURANCE REQUIREMENTS. All policies shall be written as primary policies and not contributing with or in excess of any coverage maintained by Landlord. Whenever Tenant is required to insure against any risk under this Lease, said insurance shall be with an insurance company qualified to do business in the jurisdiction in which the Building is located and maintaining a rating of A- or better and a financial size class of VIII or higher with

A.M. Best’s Insurance Rating Service. All insurance required to be maintained by Tenant under this Lease shall provide that it shall not be cancelable, nor shall the coverage thereunder be materially changed or reduced, without at least thirty (30) days’ advance written notice to Landlord. Tenant shall deliver evidence of insurance (ACORD-27 or equivalent) in a form satisfactory to Landlord, as directed by Landlord, prior to Tenant’s taking occupancy of the Premises (or performing any work within the Premises, if earlier), within ten (10) days after any request therefor and no later than ten (10) days prior to the expiration or sooner termination of such policies.
7.5    HOLD HARMLESS; INDEMNITY.
(a)    Tenant releases Landlord from all liability for any injury or damage to person or property occurring in the Premises during the Term, as same may be extended, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any such injury or damage, except to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in the Premises, to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, employees or contractors. Further, Landlord shall indemnify and hold harmless Tenant from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action in connection with Landlord or the General Contractor’s (or their respective employees, subcontractors, and agents) construction of the Parking Improvements for the following: (i) personal injury or property damage arising out of or relating to the negligence of Landlord or the General Contractor (and their respective employees, subcontractors and agents); or (ii) claims made by the State under the State PSA or the Lease or with respect to any mechanics’ or materialmen’s liens asserted against the State or the State Property.
(b)    The provisions of this Section 7.5 will survive the termination of this Lease for a period of four (4) years with respect to any claims or liability arising prior to the date of termination.
7.6    WAIVER OF CLAIMS AND RECOVERY RIGHTS. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal representatives, assigns and insurers, hereby (i) waives any and all rights of recovery, claims, actions or causes of action against the other and their respective officers, directors, partners, members, shareholders, agents, employees, guests, licensees or invitees for any property loss or damage that may occur to the Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in this Article VII, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING

NEGLIGENCE OF THE OTHER PARTY HERETO OR ITS RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, SHAREHOLDERS, AGENTS, EMPLOYEES, GUESTS, LICENSEES OR INVITEES, and (ii) covenants that no insurer under any property insurance maintained by Landlord or Tenant shall hold any right of subrogation against such other party. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.
ARTICLE VIII
8.1    WAIVER OF LIEN FOR RENT. Landlord hereby waives any statutory or constitutional landlord’s lien now or hereafter arising with respect to any property of Tenant now or hereafter located in the Premises. Landlord does not waive the right to impose judgment liens and to execute judgments against Tenant.
8.2    DEFAULT BY TENANT. The occurrence of any one or more of the following events shall constitute an “Event of Default” or “Default” under this Lease:
(a)    Tenant shall fail to pay any sum of Rent when due, or Tenant shall fail to pay or fund the Tenant Work Escrow or Excess Costs Escrow when required under the Work Letter attached hereto as EXHIBIT C, and such failure shall continue for (in the event of Rent) five (5) days or (in the event of Tenant Work Escrow or Excess Costs Escrow) fifteen (15) days after notice from Landlord; provided that no such notice shall be required if at least two (2) such notices have been given during the previous twelve (12) months;
(b)    Tenant shall fail to acknowledge or otherwise respond in good faith and in writing within ten (10) business days after submission to Tenant of a request for confirmation of the subordination of this Lease pursuant to Section 11.1(a), confirmation of the subordination of a mortgage or deed of trust lien to this Lease pursuant to Section 11.1(b) or an estoppel certificate pursuant to Section 11.2; provided, however, that Landlord shall provide Tenant with written notice of such failure and Tenant shall have five (5) business days from the date of the written notice to cure such failure before an Event of Default shall exist;
(c)    Tenant shall fail in the performance of any of the other covenants or conditions not included in subparagraphs (a) and (b) of this Section 8.2 which Tenant is required to observe and to perform under this Lease, inclusive of the exhibits hereto and such failure shall continue for thirty (30) days after written notice to Tenant, unless such failure (i) materially and adversely affects the Buildings or the operation thereof, or (ii) violates Legal Requirements, and in either such event, Tenant fails to cure the same within ten (10) days of receipt of written notice, provided, however, that if such failure cannot reasonably be cured within such 30-day period or 10-day period, as applicable, Tenant shall have such additional period of time reasonably necessary to cure such failure, so long as Tenant commences to cure such failure within such 30-day (or 10-day)

period, as applicable, and diligently prosecutes same to completion within one hundred twenty (120) days in the aggregate for 30-day initial cure period matters or within fifteen (15) days in the aggregate for 10-day initial cure period matters, as applicable;
(d)    The interest of Tenant under this Lease shall be levied on under execution or other legal process; any petition shall be filed by or against Tenant to declare Tenant a bankrupt; Tenant is declared insolvent according to law; any assignment of Tenant’s property shall be made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property and such levy, execution, legal process, petition, declaration, assignment or appointment is not removed or vacated within sixty (60) days from the date of its creation, service or filing; or
(e)    Tenant shall permanently cease to exist as a corporation (or other entity in the event of a sale, merger, or consolidation) in good standing in the state of its incorporation.
8.3    LANDLORD REMEDIES. Upon the occurrence of any Event of Default, at Landlord’s option, Landlord may (without further notice or grace) exercise any one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:
(a)    Terminate this Lease or terminate Tenant’s right of possession to the Premises without terminating this Lease, and with or without reentering and repossessing the Premises. Upon any termination of this Lease, or upon any termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord. If Tenant fails to surrender possession and vacate the Premises, Landlord and its agents shall have full and free license to lawfully enter into and upon the Premises with or without process of law for the purpose of repossessing the Premises, removing Tenant and removing, storing or disposing of any and all Leasehold Improvements, signs, personal property, equipment and other property therefrom. Landlord may take these actions without (i) being deemed guilty of trespass, eviction or forcible entry or detainer, (ii) incurring any liability for any damage resulting therefrom, for which Tenant hereby waives any right to claim, (iii) terminating this Lease (unless Landlord intends to do so), (iv) releasing Tenant, in whole or in part, from any obligation under this Lease thereof, including, without limitation, the obligation to pay Rent, Rental Deficiency (as defined herein) or Damages (as defined herein) or (v) relinquishing any other right given to Landlord hereunder or by operation of law.
(b)    Recover one or more of the following: (i) unpaid Rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession and/or pursuant to the holdover provisions of Section 8.8), (ii) Rental Deficiency (as defined herein) or (iii) any Damages (as defined herein). As used in this Section 8.3(b), the terms used herein have the following definitions:
(i)    “Rental Deficiency” means a contractual measure of damages for Tenant’s non-payment of Rent measured by (A) for any period during which

Landlord has relet the Premises, either the (i) “Actual Rental Deficiency”, which means the difference (never less than zero) between (1) the Base Rent due for, and other Rent allocable under this Lease to, each calendar month beginning with the first month with respect to which Landlord receives rent from reletting the Premises and (2) the proceeds, if any, that Landlord actually collects from any substitute tenant for any part of the Premises in each corresponding month in which the Term and the term of the substitute tenant’s lease overlap; or (B) for any period during which Landlord has not relet the Premises, “Market Rental Deficiency”, which is the present value (determined using a discount rate of six percent (6%) per annum) of the difference (never less than zero) between (1) the total Rent which would have accrued to Landlord under this Lease for the remainder of the Term of this Lease (or such portion of the Term in which Landlord elects to recover this damage measure), if the terms of this Lease had been fully complied with by Tenant, and (2) the total fair market rental value of the Premises for the remainder of the Term of this Lease (or such portion of the Term in which Landlord elects to recover this damage measure). In determining the Market Rental Deficiency, the total fair market rental value will be the prevailing market rate for modified triple net base rent for tenants of comparable quality for leases in buildings of comparable size, age, use location and quality in the marketplace in which the Premises is located.
(ii)    “Damages” means all actual damages, court costs, interest and reasonable attorneys’ fees arising from Tenant’s breach of this Lease, including, without limitation, (A) reletting costs, including, without limitation, repair costs, brokerage fees, and advertising costs; (B) Landlord’s cost of recovering possession of the Premises; (C) the cost of removing, storing and disposing of any of Tenant’s or other occupant’s property left on the Premises after reentry; (D) any increase in insurance premiums caused by the vacancy of the Premises; (E) the Excess Costs that have not been paid by Tenant; (F) the amount of any Unamortized Cost (as defined below) relating to the brokerage commissions paid by Landlord in connection with the leasing of the Premises to Tenant (the “Brokerage Commission”); (G) costs incurred in connection with collecting any money owed by Tenant; (H) any other sum of money or damages owed by Tenant to Landlord or incurred by Landlord as a result of or arising from, Tenant’s breach of this Lease or Landlord’s exercise of its rights and remedies for such breach; (I) any contractual or liquidated type or measure of damages specified in this Lease; (J) any portion of the Tenant Work Escrow that has not been paid by Tenant; and (K) any cost required to alter or upfit all or any portion of the Buildings for a replacement tenant(s), but in no event shall the amount in this subsection (K) exceed the Unamortized Costs (as defined below) of the Tenant Work Allowance. Landlord may file suit to recover any sums falling due under the terms of this Section 8.3(b) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. Nothing contained in this Lease shall limit or prejudice the right of

Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. The term “Unamortized Cost” refers to the result obtained by multiplying the Brokerage Commission or the Tenant Work Allowance, as the case may be, by a fraction, the numerator of which is the number of months which remain or would have remained during the Term following the date of the Event of Default, and the denominator of which is two hundred forty (240).
(c)    If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Tenant shall continue to be liable for all Rent, Rental Deficiency and all other Damages, except to the extent otherwise provided under Section 8.4, and Landlord may (but shall not be obligated to) relet the Premises, or any part thereof, to a substitute tenant or tenants, for a period of time equal to or lesser or greater than the remainder of the Term of this Lease on whatever terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Notwithstanding any provision in this Section 8.3(c) to the contrary, Landlord may (i) at any time after reletting the Premises elect to exercise its rights under Section 8.3(b) for such previous breach; and (ii) upon the default of any substitute tenant or upon the expiration of the lease term of such substitute tenant before the expiration of the Term of this Lease, either relet to still another substitute tenant or exercise its rights under Section 8.3(b). For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary.
(d)    Withhold or suspend payment or performance that this Lease would otherwise require Landlord to pay or perform.
8.4    MITIGATION OF DAMAGES. Notwithstanding the foregoing, to the extent (but no further) Landlord is required by applicable law to mitigate damages, or is required by law to use efforts to do so, and such requirement cannot be lawfully and effectively waived (it being the intention of Landlord and Tenant that Tenant waive and Tenant hereby waives such requirements to the maximum extent permitted by applicable law), Tenant agrees that if Landlord markets the Premises in a manner substantially similar to the manner in which Landlord markets other space in the Buildings, then Landlord shall be deemed to have used commercially reasonable efforts to mitigate damages. Tenant shall continue to be liable for all Rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession and/or pursuant to the holdover provisions of Section 8.8 below) and Damages, except to the extent that Tenant receives any credit against unpaid Rent under Section 8.3(b) or pleads and proves that Landlord fails to exercise commercially reasonable efforts to mitigate damages to the extent required under this Section 8.4 and that Landlord’s failure caused an increase in Landlord’s damages for unpaid Rent. Without limitation to the foregoing, Landlord shall not be deemed to have failed to mitigate damages, or to have failed to use efforts required by law to do so, because: (i) Landlord leases other space in the Buildings which is vacant prior to re-letting the Premises; (ii) Landlord refuses to relet the Premises to any Affiliate of Tenant, or any principal of Tenant, or any Affiliate of such principal; (iii) Landlord refuses to relet the Premises to any person or entity whose creditworthiness is not acceptable to Landlord in the exercise of its reasonable discretion; (iv) Landlord refuses to relet the Premises to any person or entity because the use proposed to be made of the Premises by such prospective tenant would, in Landlord’s reasonable judgment, impose unreasonable or excessive demands upon the Building systems, equipment or facilities; (v) Landlord refuses to relet the Premises to any person or entity, or any Affiliate of such person or entity, who has been engaged in litigation with Landlord or any of its Affiliates; or (vi) Landlord refuses to relet the Premises because the tenant, the proposed use of the Premises by the tenant, or the terms and provisions of the proposed lease are not approved by the holders of any liens or security interests in the Buildings.
8.5    LANDLORD’S RIGHT TO CURE DEFAULTS. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant’s sole cost and expense and without any abatement of Rent except as otherwise expressly provided herein. If Tenant shall fail to cure any Default within any applicable cure, grace or notice period contained herein, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant’s account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder. All sums so paid by Landlord and all costs incurred by Landlord in taking such action to cure the Default shall be deemed Rent and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent hereunder.
8.6    DEFAULT BY LANDLORD; TENANT REMEDIES; TENANT SELF-HELP RIGHT.
(a)    In the event that Landlord shall default in the performance of its obligations under this Lease and such default continues for a period of thirty (30) days after written notice from Tenant to Landlord specifying such default in reasonable detail (or, if such default is not one that is reasonably susceptible of being cured within a period of 30 days, then such additional period of time as may be reasonably necessary (not to exceed ninety (90) additional days) to effect a cure, so long as Landlord commences cure within such 30-day period and thereafter diligently and continuously pursues such cure to completion), then Tenant will have the right, until such default is actually cured, to exercise any and all remedies available to Tenant at law or in equity, but except as otherwise specifically provided in this Lease to the contrary, Tenant shall not have the right to offset Rent or terminate this Lease due to a default by Landlord hereunder.
(b)    If Landlord fails to perform Landlord’s Repair and Replacement Obligations and Landlord’s other repair, replacement and/or maintenance obligations as expressly set forth in this Lease (excluding construction and installation of the Landlord’s Work and/or Tenant’s Work pursuant to EXHIBIT C), and if Landlord fails to make any required, non-emergency repairs (which failure materially and adversely affects Tenant’s ability to use the Premises for the permitted use) within thirty (30) days after the receipt of Tenant’s written notice in the case of other maintenance and repair obligations, or in the event the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance and Landlord fails to commence performance within the thirty (30) day period and thereafter diligently pursue the completion of same using commercially reasonable efforts not to exceed ninety (90) additional days, Tenant shall have the right (a “Self-Help Right”), following not less than ten (10) days written notice to Landlord (except in the event of an emergency described in clause (i) above, in which case such notice shall be delivered as soon as reasonably practicable) (“Self-Help Notice”), to make such repair or replacement on Landlord’s behalf (using Landlord’s roofing contractor in the case of roof replacement) and recover from Landlord Tenant’s actual, documented, reasonable out-of-pocket costs and expenses in connection with the exercise of such right (“Tenant’s Self-Help Expenses”). Tenant’s Self-Help Notice shall conspicuously state, “IF YOU FAIL TO PERFORM THE OBLIGATIONS DESCRIBED HEREIN TENANT INTENDS TO CURE SUCH FAILURE PURSUANT TO ITS RIGHTS UNDER SECTION 30 OF THE LEASE AND CHARGE THE COST THEREOF TO LANDLORD”. Within thirty (30) days after Landlord’s receipt of an invoice for Tenant’s Self-Help Expenses (including third party invoices for such expenses and such other documentation as Landlord may reasonably request), but subject to Section 8.6(c) below, Landlord shall reimburse Tenant for Tenant’s Self-Help Expenses. Tenant’s initiation of the Self-Help Right shall be delayed by the actual time Landlord’s failure to timely perform the Landlord’s Repair and Replacement Obligations is caused by (i) a Tenant Caused Delay (defined below), or (ii) except in the event of an emergency, a delay due to a Force Majeure event, but such Self-Help Right shall only be delayed for the time period equal to the number of days actually delayed by such an event. The term “Tenant Caused Delay” shall mean any delay in the commencement and/or completion of the Landlord’s Repair and Replacement Obligations to the extent caused by Tenant, its agents, employees, contractors, sublessees, invitees or licensees interference with Landlord’s Repair and Replacement Obligations or access to the Premises to conduct such repair and replacement.
(c)    Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to a reimbursement from Landlord hereunder for any Tenant Self-Help Expenses that are incurred by Tenant in connection with the performance of any Landlord’s Repair and Replacement Obligations that are required due to the negligence or willful misconduct of Tenant, its agents, employees, subtenants, or invitees.
8.7    NON-WAIVER. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord and Tenant shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. The rights and remedies given to Landlord and Tenant in this Lease are distinct, separate, and cumulative remedies, and no one of them, whether or not exercised by Landlord or Tenant, shall be deemed to be in exclusion of any of the others. No payment by Tenant or receipt by Landlord of a lesser amount than a full installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due, nor shall any endorsement or statement on any check or payment or any documentation accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law, or in equity.
8.8    HOLDING OVER. If Tenant continues in occupancy of the Premises after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as Rent for the holdover period with respect to the Premises, one hundred twenty-five percent (125%) of the Base Rent, plus Additional Rent (pro-rated on a daily basis) payable by Tenant immediately prior to the expiration or termination of the Lease for the first three (3) months of Tenant’s holdover and one hundred fifty percent (150%) of such Base Rent, plus Additional Rent thereafter. No holding over by Tenant after the Term of this Lease without the written consent of Landlord shall be construed to extend the Term hereof. No holding over by Tenant after the expiration or termination of this Lease shall be construed to extend or renew the term of this Lease or in any other manner be construed as permission by Landlord to holdover. The provisions of this paragraph shall survive the expiration or termination of this Lease. In the event of any unauthorized holding over following the expiration or termination of this Lease in excess of six (6) months that delays or prevents Landlord from delivering possession of all or any portion of the Premises to other tenant(s) to whom Landlord has entered into a written lease for all or a portion of the Premises, then Tenant shall indemnify Landlord against all claims for actual damages, losses, costs, and expenses, including reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s holdover that are asserted by any other tenant to whom Landlord may have leased all or any portion of the Premises.
1.
9.1    ASSIGNMENT OR SUBLEASE BY TENANT.
(a)    Tenant shall not assign this Lease, sublet all or any part of the Premises or allow the Premises to be used or occupied by others (any such event being referred to herein as a (“Transfer”)), or mortgage or otherwise encumber its leasehold estate under this Lease or its property within the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld, condition or delayed. It shall be reasonable for Landlord to withhold its consent if the use proposed to be made of the Premises by such prospective tenant would exceed the Design Standards (as defined in Exhibit C) for the Building systems, equipment or facilities; provided, however, Tenant shall have the right to upgrade and improve, at its sole cost and expense and in accordance with Section 5.2 of this Lease, the Building systems, equipment and facilities in order to accommodate any excess use or supplemental capacity required by such assignee or sublessee (as permitted hereunder) in connection with such assignee’s or sublessee’s use of the applicable Building(s), in order to obtain Landlord’s consent for the Transfer.
(b)    Tenant shall give Landlord at least twenty (20) days’ advance written notice of any proposed Transfer, stating the anticipated terms thereof and all relevant information on the proposed transferee requested by Landlord to the extent allowed by applicable securities laws governing publicly traded companies. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord (the “Assignment Request”): (1) the name and address of the proposed assignee or subtenant; (2) a counterpart of the proposed agreement of assignment or sublease; (3) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; and (4) any other information reasonably requested by Landlord. Landlord shall then have a period of twenty (20) days following receipt of such notice within which to notify Tenant in writing (which notice may be delivered via email to the email address to be provided by Tenant in the Assignment Request) that Landlord elects to either (i) consent to the proposed Transfer, or (ii) refuse consent. If Landlord fails to respond to Tenant’s request within the twenty (20) day period set forth above, Landlord’s failure to respond shall be deemed approval by Landlord of the proposed assignment/sublease.
(c)    If Landlord consents to a Transfer, or in the event of a Permitted Transfer (as defined below), Tenant shall remain directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent); provided, however, if any approved assignee or Permitted Transferee has a net worth greater than or equal to the Threshold Stockholder’s Equity (as defined below) at the time of such Transfer or Permitted Transfer (as applicable), as evidenced by financial statements reasonably acceptable to Landlord, then Landlord shall release Tenant in writing from liability for all obligations of Tenant hereunder arising or accruing after the effective date of such Transfer or Permitted Transfer, as applicable. For the avoidance of doubt, in no event shall Tenant be released from any liability arising or accruing prior to the effective date of such Transfer or Permitted Transfer, as applicable.
(d)    The consent by Landlord to any Transfer shall not be deemed in any manner to be a consent to a use not permitted under Section 1.3(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer. In furtherance of the foregoing, but not in limitation thereof, the acceptance by Landlord of the payment of Rent following any Transfer prohibited by this Article IX shall not be deemed to be a consent or approval by Landlord to any such Transfer, nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder as a result thereof.
(e)    Tenant agrees to pay Landlord’s reasonable, out-of-pocket attorneys’ fees and costs in connection with Landlord’s review and approval of any proposed subletting or assignment not to exceed $2,500.00 (such reimbursement to be made whether or not Landlord provides its consent to a Transfer hereunder).
(f)    Notwithstanding Section 9.1(a) above, provided no Event of Default has occurred under this Lease, Tenant may effect a Transfer, without Landlord’s prior consent, to (i) any Affiliated Entity, (ii) any corporation, limited partnership, limited liability company or other business entity in which or with which Tenant is merged or consolidated, or (iii) any corporation, limited partnership, limited liability company or other business entity that acquires all or substantially all of Tenant’s assets (each, a “Permitted Transfer”, and each such Permitted Transfer party, a “Permitted Transferee”), provided (a) Tenant describes in writing to Landlord the transaction in which the Transfer will be effective, or provides Landlord with a copy of the form Transfer documents, prior to the Transfer to the extent permitted by applicable securities laws governing public corporations; (b) Tenant identifies the Permitted Transferee to which Tenant intends to effect a Transfer prior to the Transfer to the extent permitted by applicable securities laws governing public corporations; (c) Tenant delivers to Landlord a copy of the executed Transfer documents to Landlord within ten (10) days prior to the effective date of such Transfer (which documents shall be reasonably acceptable to Landlord); (d) Tenant demonstrates that such Permitted Transfer complies with Section 12.3 hereof; and, with respect to a Permitted Transfer under (ii) and (iii), (iv) that constitutes an assignment of the Lease rather than a sublease, such Permitted Transferee has stockholder’s equity as of the end of such Transferee’s most recently completed fiscal quarter immediately preceding the time of such Transfer greater than or equal to $430,000,000.00 (the “Threshold Stockholder’s Equity”), as evidenced by financial statements reasonably acceptable to Landlord (the information to be provided to Landlord pursuant to subsections (iii)-(iv) above shall be referred to herein as the “Permitted Transfer Notice”). Except as otherwise provided in Section 9.1(c), a Transfer to a Permitted Transferee shall not release Tenant from any of its liabilities or obligations under this Lease, and the Transfer documents shall provide that Tenant shall remain primarily liable under this Lease jointly and severally with the Permitted Transferee. For purposes of this Lease, “Affiliated Entity” or “Affiliate” shall mean and refer to any person or entity controlling, controlled by, or under common control with another such person or entity, and “control”, as used in such definition, shall mean an entity which is more than fifty percent (50%) owned, directly or indirectly, by Tenant, or an entity which directly or indirectly owns more than fifty percent (50%) of Tenant, or an entity which is more than fifty percent (50%) owned, directly or indirectly, by an entity which itself owns, directly or indirectly, more than fifty percent (50%) of Tenant. In addition, notwithstanding Section 9.1(a) above, the sale of Tenant’s shares on a public stock exchange shall not require Landlord’s consent and Tenant shall have the right to sublet up to 70,000 rentable square feet of the Premises without Landlord’s prior consent but upon written notice to Landlord and otherwise in compliance with this Article IX.
(g)    Any Permitted Transferee or approved assignee of the Lease may be assigned and shall have the benefit of all of Tenant’s renewal options, preferential lease rights, expansion options, purchase rights of first offer, parking rights, signage rights, etc. pertaining to the Premises.
(h)    Notwithstanding anything to the contrary contained in this Lease, Tenant may enter into short term licenses of no longer than six (6) months (including any renewals or extensions, provided in any event such license must terminate upon the expiration or earlier termination of this Lease) in order to allow youth sport, religious organizations and other community organizations to temporarily use all or any portion of the Premises for events related to their respective organization, but only so long as each licensee (i) indemnifies Landlord under such license (each a “Permitted License”) for all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to licensee’s use of the Premises, and (ii) names Landlord as an additional insured under any insurance required to be maintained by such licensee pursuant to the Permitted License. Further, notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without Landlord’s consent but upon notice to Landlord, to license or sublease all or a portion of the Parking Facility for use outside of Tenant’s normal business hours, provided that such licensee or sublessee (x) indemnifies Landlord under any indemnity provisions provided in favor of Tenant under any written agreement between Tenant and such licensee or sublessee (the “Parking License”), (y) names Landlord as an additional insured under any insurance required to be maintained by such licensee or sublessee pursuant to the Parking License, and (z) agrees that such Parking License expires upon the expiration or earlier termination of this Lease. Tenant may charge for any such parking use and may retain any such payments.
(i)    Any sublease of all or any portion of the Premises, and any assignment of this Lease shall be subject to Section 13.2(m)(iii).
9.2    ASSIGNMENT BY LANDLORD. Landlord shall not sell or transfer the Premises or any portion thereof to a third-party or otherwise assign this Lease to a third-party during the first two (2) Lease Years after the Commencement Date; provided, however, the following transfers of the Premises or any portions thereof shall be exempt from the rights and procedures set forth herein, so long as such transfer is not a subterfuge by Landlord to avoid its obligations under this Lease (including, without limitation, the obligations of Landlord set forth in Exhibit G attached hereto) (the “Exempt Transfers”):
(a)    A transfer of the Premises, or any portion thereof, to one or more corporations, partnerships, limited liability companies, trusts or other entities which is/are 100% owned by Landlord;
(b)    a transfer of the Premises, or any portion thereof, to USAA Real Estate Company, LLC or its Affiliate (“USAA”);
(c)    an assignment of this Lease to a joint venture between Landlord and USAA or a wholly owned subsidiary thereof;
(d)    a grant of a mortgage, deed of trust or other hypothecation of Landlord’s interest in the Premises, or any part thereof, subject to the terms and conditions of this Lease;
(e)    a transfer of the Premises, or any portion thereof, by foreclosure or deed in lieu of foreclosure to a mortgagee or deed of trust beneficiary, or any nominee or designee of such mortgagee or deed of trust beneficiary (collectively a “Lender”) holding a lien on the Premises or any part thereof, provided that any subsequent sale and conveyance of the Premises, or any part thereof, by such Lender shall be subject to the terms and conditions of this Section 9.2; and

(f)    any transfer of the Premises or any part thereof, to any governmental or quasi-governmental agency exercising its power of eminent domain.
Notwithstanding the foregoing, following any Exempt Transfer, the transferee of the Premises shall take title thereto subject to the terms of this Section 9.2, which shall be binding and enforceable against such transferee to the same extent as Landlord. Except as otherwise provided in this Section 9.2, Landlord shall have the right to transfer and assign its rights and obligations hereunder to any person or entity acquiring ownership of the Premises and assuming in writing all of Landlord’s obligations hereunder thereafter accruing, and in such event and upon such transfer (any such person or entity to have the benefit of, and be subject to, the provisions of Sections 10.1 and 10.2 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder.
ARTICLE X
10.1    QUIET ENJOYMENT. Subject to the terms and conditions of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises from those parties claiming possession or rights to the Premises by or through Landlord, subject to the other terms hereof, provided that Tenant in not in Default.
10.2    LIMITATION OF LANDLORD’S PERSONAL LIABILITY. TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE PREMISES (AND ALL REVENUES, INSURANCE PROCEEDS, AND SALES PROCEEDS THEREOF) FOR THE RECOVERY OF ANY JUDGMENT AGAINST LANDLORD, IT BEING AGREED THAT LANDLORD, ITS MANAGERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES SHALL NEVER BE PERSONALLY LIABLE FOR ANY SUCH JUDGMENT, AND TENANT, FOR ITSELF AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, EXPRESSLY WAIVES AND RELEASES LANDLORD AND SUCH RELATED PERSONS AND ENTITIES FROM ANY AND ALL PERSONAL LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR AND HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM FOR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES AGAINST THE OTHER. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. All covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder.
ARTICLE XI
11.1    SUBORDINATION.
(a)    Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Premises or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof, subject, however, to Tenant’s receipt of an SNDA (defined below) in a commercially reasonable form which does not change the terms of this Lease, utilizing such Interest Holder’s standard form SNDA as a starting point signed by the Interest Holder, Landlord and Tenant. In confirmation of such subordination, however, at Landlord’s written request, Tenant shall execute a commercially reasonable form of SNDA within ten (10) business days after being requested by Landlord to do so. In the event of the enforcement by the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as “Interest Holder”) under any such, mortgage, deed of trust or security agreement (such documents being referred to herein as “Mortgage Documents”) of the remedies provided for by law or by such Mortgage Documents, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of Landlord as a result of such enforcement subject to the terms of the SNDA, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease.
(b)    Tenant’s agreement to subordinate its interest in this Lease to any Mortgage Documents and Tenant’s agreement to attorn to the Interest Holder is expressly subject to the execution and delivery to Tenant from Landlord’s then current Interest Holder of a commercially reasonable form of subordination, non-disturbance and attornment agreement (a “SNDA”) utilizing such Interest Holder’s standard form SNDA as a starting point. With respect to any subsequent Interest Holder, Landlord also agrees to use commercially reasonable efforts to obtain a SNDA but makes no representations or warranties that a SNDA will be entered into by any such Interest Holder, provided, however, the automatic subordination/attornment set forth in Section 11.1(a) shall not be effective until an SNDA is obtained from the then Interest Holder. Tenant acknowledges and agrees that the SNDA will contain customary limitations of the Interest Holder and its successors’ liability under this Lease for events occurring prior to the date of foreclosure under the Interest Holder’s security interest in the Premises and will also provide the Interest Holder with an extended opportunity (beyond the time periods contained in this Lease) to cure Landlord’s defaults.
(c)    Notwithstanding anything to the contrary set forth in Section 11.1(a), above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant’s consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) business days after being requested to do so.

11.2    ESTOPPEL CERTIFICATE. Tenant agrees periodically to furnish within ten (10) business days after written request by Landlord a certificate signed by a Tenant certifying (a) that the lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that the Tenant Work Allowance required to be funded by Landlord has been paid in full, or stating the exact amount of the Tenant Work Allowance that remains outstanding, (e) except as stated in the certificate no Rent under this Lease has been paid more than thirty (30) days in advance of its due date, (f) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (g) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (h) that except as stated in the certificate, Landlord is not then in default under this Lease, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease and (j) such other matters as may be reasonably requested by Landlord or Landlord’s Interest Holder. Any such certificate may be relied upon by any existing or prospective Interest Holder or purchaser of the Buildings or the Land or any part thereof or interest of Landlord therein.
ARTICLE XII
12.1    LEGAL FEES. Whenever Tenant requests Landlord to take any action or give any consent or approval required or permitted under this Lease, unless otherwise specified, Landlord’s action, consent or approval shall not unreasonably withhold, condition or delayed. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable legal fees (without regard to any statutory provisions relating to recovery of attorney’s fees).
12.2    RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines may be present in buildings in Wake County, North Carolina.
12.3    USA PATRIOT ACT AND ANTI-TERRORISM LAWS.
(a)    Tenant represents and warrants to, and covenants with, Landlord that (i) neither Tenant nor any of its owners or Affiliates currently are, or shall be at any time during the term of this Lease, in violation of any Legal Requirements relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24,

2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Tenant nor any of its owners, Affiliates, officers, or directors is or shall be during the term of this Lease hereof a “Prohibited Person,” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws.
(b)    Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, its officers, members, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.
(c)    At any time and from time-to-time during the term of this Lease, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 12.3.
ARTICLE XIII
13.1    NOTICES. Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if sent to the addresses for Landlord and Tenant set forth below, by (a) United States mail, certified or registered, return receipt requested, or (b) nationally recognized overnight courier:
The address for notices to Landlord is:
USEF Edwards Mill Owner, LLC
c/o Capitol Broadcasting Company
2619 Western Boulevard
Raleigh, North Carolina 27606
Attn: General Counsel
Email: [ ]

with a copy to:
c/o Capitol Broadcasting Company, Inc.
2619 Western Boulevard
Raleigh, North Carolina 27606
Attn: Michael J. Goodmon, Sr.
Email: [ ]
with an additional copy to:
c/o East West Partners Management Company, Inc.
1450 Environ Way
Chapel Hill, NC 27517
Attn: Benjamin S. Perry
Email: [ ]
Until Tenant occupies the Premises, after which time Tenant’s address for notices will be the Premises, the address for notices to Tenant is:
Bandwidth Inc.
Venture III
900 Main Campus Drive, Suite 500
Raleigh, NC 27606
Attn:     David Morken
Email: [ ]
with a copy to:
Bandwidth Inc.
900 Main Campus Drive, Suite 100
Raleigh, North Carolina 27606
Attn: General Counsel
Email: [ ]
Any notice mailed by certified or registered mail, return receipt requested, shall be deemed to have been given on the fifth business day following the date of deposit of such item in a depository of the United States Postal Service. Any notice sent via nationally-recognized overnight courier shall be deemed to have been given on the first business day following the date of deposit of such item with said nationally-recognized overnight courier with instructions for delivery on the next business day. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each Interest Holder who notifies Tenant in writing of its interest and the address to which notices are to be sent.

13.2    MISCELLANEOUS.
(a)    This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.
(b)    All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law.
(c)    This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.
(d)    The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part of this Lease for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease.
(e)    Tenant represents and warrants that (i) Tenant is a duly organized and existing legal entity in the State of Delaware, and is authorized to do business in and in good standing with the State of North Carolina, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its managers, members, board of directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and (iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.
(f)    Landlord represents and warrants that (i) Landlord is a duly organized and existing legal entity in the State of North Carolina, and is in good standing with the State of North Carolina, (ii) Landlord has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its managers, members, board of directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Landlord is authorized to do so and (iv) upon request by Tenant, such person shall deliver to Tenant satisfactory evidence of his/her authority to so execute this Lease on behalf of Landlord.
(g)    Time is of the essence in the payment and performance of Tenant’s and Landlord’s obligations, and the exercise of their rights, under this Lease.

(h)    If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
(i)    A memorandum of this Lease, in the form attached hereto as EXHIBIT H, shall be executed by Landlord and Tenant and recorded with the Wake County Register of Deeds.
(j)    The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.
(k)    Landlord has agreed to pay to Davis Moore Capital, LLC (the “Broker”), as broker for Tenant, real estate brokerage commissions as set forth in separate commission agreements between Landlord and Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that other than Broker they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.
Landlord has further agreed to pay to ADP a brokerage commission pursuant to the terms of a separate written agreement between Landlord, ADP and Tenant.
(l)    At any time during the Term of this Lease that Tenant is not a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange) or a governmental entity, then within ninety (90) days after the end of each fiscal year of Tenant, Tenant shall furnish to Landlord its financial statement, showing the complete results of Tenant’s operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant and prepared in accordance with generally accepted accounting principles applied on a consistent basis from year to year.
(m)    REIT Provisions.
(i)    Tenant understands that one or more of the indirect owners of Landlord is a “real estate investment trust” (“REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Landlord and Tenant agree that it is their intent that this Lease comply with the requirements applicable to real estate investment trusts under the Code. Landlord and Tenant hereby agree that it is their intent that all Rent payable to the Landlord under this Lease shall qualify as “rents from real property” within the meaning of Code Section 856(c) of the Code and the U.S. Department of the

Treasury Regulations (the “Regulations”) promulgated thereunder. In the event that (i) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in revenue rulings or other similar public pronouncements, or any judicial interpretations thereof, shall be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of Section 856(c) of the Code or (ii) the Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Code Section 856(c), Tenant agrees to cooperate with Landlord and enter into such amendment or amendments to this Lease as Landlord deems necessary to qualify all Rent as “rents from real property,” provided, however, that (A) any amendment required under this Section 13.2(m) shall be made so as to produce, to the extent possible, the equivalent (in economic terms) Rent as payable before the amendment, and (B) in the event that Landlord determines that an amendment cannot produce economically equivalent Rent as described in clause (A), the Rent payable under any such amendment shall not be any less favorable to Tenant than the Rent payable under this Lease immediately prior to such amendment. The parties agree to execute such further commercially reasonable instruments, and take such further actions, as may reasonably be required by the Landlord in order to give effect to the foregoing provisions of this Section 13.2(m).
(ii)    No Rent payable under this Lease may be attributable to personal property unless (i) the personal property is leased under, or in connection with, the lease of real property hereunder, and (ii) the Rent attributable to the personal property does not exceed ten percent (10%) of the total Rent from the real and personal property leased under this Lease.
(iii)    Notwithstanding anything contained in this Lease to the contrary, Tenant shall not (i) sublet or assign or enter into other arrangements such that the amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the sublessee or assignee, (ii) sublet or assign the Premises or this Lease to any person that could be treated as a related party tenant with respect to Landlord which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rent from real property” for purposes of Code Section 856(c) or (iii) sublet or assign the Premises or this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rent from real property” for purposes of Code Section 856(c). The requirements of this Section 13.2(m) shall likewise apply to any further subleasing by any subtenant.
(n)    Tenant shall have options to renew the Term of this Lease in accordance with the terms and conditions set forth in EXHIBIT E attached hereto and made a part hereof for all purposes.

(o)    Tenant shall have a right of first offer to purchase the Premises in accordance with the terms and conditions set forth in EXHIBIT G attached hereto and made a part hereof for all purposes.
(p)    Intentionally deleted.
(q)    TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY RENT HEREUNDER WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, EXPRESS OR IMPLIED.
(r)    The waiver by Landlord or Tenant of any breach of any provision contained in this Lease, which waiver shall only be effective if the same is in writing, or the failure of Landlord or Tenant to insist on strict performance by Tenant or Landlord, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Lease. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant regardless of Landlord’s knowledge of such breach or default at the time of acceptance of Rent.
(s)    This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of North Carolina applicable to contracts executed and performed entirely within the State of North Carolina. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Lease must bring such legal action or proceeding in the applicable court(s) of Wake County, North Carolina having jurisdiction over the subject matter of such action or proceeding, and each party submits to the jurisdiction of such court(s).
(t)    This Lease may be executed in multiple counterparts, including by electronic mail, DocuSign and other electronic means, each of which shall be deemed an original and all of which together shall constitute a single instrument.
(u)    If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
(v)    Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its owners, officers, directors, agents, employees, contractors, licensees, sublessees and representatives shall not intentionally or voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Buildings or the Premises, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or as may be required by applicable state and federal securities laws (but only to the extent disclosure is required, the parties acknowledging that Tenant may file this Lease with the SEC but shall redact all exhibits and schedules to the extent they are not material in the reasonable opinion of Tenant).
(w)    Landlord and Tenant are parties to that certain Purchase and Sale Agreement dated as of the Effective Date hereof (the “Purchase Agreement”), pursuant to which Tenant has agreed to sell the Land to Landlord. Landlord and Tenant’s obligations under this Lease shall be conditioned upon Landlord acquiring fee simple title to the Land. If the Purchase Agreement is terminated for any reason, this Lease shall automatically terminate and upon such termination Landlord and Tenant shall have no further liabilities or obligations hereunder, except for those that expressly survive the expiration or earlier termination of this Lease.
(x)    All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of Rent hereunder, and if such amount which would be excessive interest exceeds such Rent, then such additional amount shall be refunded to Tenant.
13.3    DEFINED TERMS. As used in this Lease and the Work Letter attached hereto as EXHIBIT C, the following terms shall have the following meanings:
“Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof by and between Landlord, Tenant and the Title Company, relating to the Tenant Work Escrow.
“Force Majeure” shall mean and refer to, in connection with the completion of Landlord’s Work and/or Tenant’s Work, any delay due to any act or event not in effect or reasonably foreseeable as of the Effective Date and not within the reasonable control of Landlord or the General Contractor including, without limitation, the following acts or events which prevent the General Contractor from performing its obligations arising under the Work Letter: strikes, lockouts or other labor or industrial disturbances of a regional or national character and not directed specifically at the General Contractor or any of its subcontractors, civil disturbance, future order of or delay caused by any government, court or regulatory body claiming jurisdiction (including, without limitation delays in processing or release of necessary permits), tariffs, act of the public enemy, war, riot, terrorism, sabotage, blockade, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of priority or similar regulation or order of any government or regulatory body, governmental orders or directives in response to an epidemic or pandemic (including, without limitation, stay at home, shelter in place, social or physical distancing or similar orders) requiring the suspension of construction activities that includes the Premises, lightning, earthquake, fire, storm, hurricane, tornado, flood or other Acts of God of unusual duration or volume, transportation disasters, whether by sea, rail, air or land. Force Majeure shall be deemed to exist only (A) so long as Landlord specifically notifies Tenant in writing of such delay within a reasonable period of time following Landlord’s knowledge of the event or condition, but in no event later than ten (10) business days after obtaining such knowledge of the delay or increased costs, (B) to the extent (if any) such delay cannot be offset or eliminated by the exercise of commercially reasonable, good-faith curative efforts on the part of Landlord, and (C) if and to the extent that Landlord (1) did not directly or indirectly cause such Force Majeure condition, and (2) throughout the pendency of such Force Majeure condition, utilizes commercially reasonable efforts to minimize the impact and delays caused by such Force Majeure condition. For the avoidance of doubt, “Force Majeure” shall not include delays due to: (i) inefficiencies on the part of Landlord, the General Contractor or any of its subcontractors (or any Affiliate of any of the foregoing) involved in the development, design and construction of the Premises determined by prevailing industry standards and practices that do not rise to a default under the applicable contract; (ii) late performance by, or delays caused by any of the aforesaid caused by any such individual or entity’s failure to hire an adequate number of contractors, subcontractors, supervisors, employees and/or labor determined by prevailing industry standards and practices that does not rise to a default under the applicable contract; or (iii) an inability to obtain materials where such inability was reasonably foreseeable at the time of the adoption of the Final Landlord’s Work Plans (as defined in EXHIBIT C) or reasonably avoidable. For the purposes of the Work Letter, (1) any period of Force Majeure, including disruptions attributable to COVID-19, shall apply only to such individual or entity’s performance of the obligations necessarily affected by such circumstance; and (2) Force Majeure, including disruptions attributable to COVID-19, shall only be applicable to the extent such Force Majeure event causes an actual delay in completion with respect to the development of the Premises. This definition shall be applicable to completion of Landlord’s Work and Tenant’s Work, the terms of Section 1.2 of this Lease, and the terms of the Work Letter. The definition given to “Force Majeure” in Section 6.2 of this Lease shall apply to all other terms and conditions of this Lease.
“Parking Improvements” shall mean the construction of certain parking lots for North Carolina State Fair parking, which shall be constructed and installed by Landlord on the State Property, as part of Landlord’s Work, in accordance with the terms of the State PSA and Lease (as defined in the State PSA).

“Phase 2 Work” means those certain site activities and improvements included as part of Schedule C-1 attached hereto, that Landlord will make on the Tenant Owned Parcel as part of Landlord’s Work.
“Pre-Development Work” shall mean legal, due diligence, formation, qualification, title, architectural, engineering, environmental, land use entitlement and other pre-development work performed by Landlord, ADP and their Affiliates in connection with the planning, construction and horizontal development of the Landlord’s Work, Tenant’s Work and Buildings (including any horizontal site work, clearing and grading of the Land and other similar works related to preparation of the site) as set forth in that certain Reimbursement Agreement dated May 16, 2020, as amended September 21, 2020 (collectively, the “Reimbursement Agreement”). As of the Effective Date of this Lease, the Reimbursement Agreement shall terminate and be of no further force or effect.
“Project Allowance” shall mean an amount equal to $266,944,500.00 (i.e., $500.00 per square foot of Gross Area). The Project Allowance has been allocated as follows: $198,803,410 (i.e., $372.37 per square foot of Gross Area) (the “Landlord’s Work Allowance”) per square foot of Gross Area has been allocated towards the development and construction of Landlord’s Work (as defined in EXHIBIT C) and the remaining $68,141,090 (i.e., $127.63 per square foot of Gross Area) has been allocated towards Tenant’s Work (the “Tenant Work Allowance”); provided, however, that notwithstanding anything to the contrary contained in this Lease, a portion of the Landlord’s Work Allowance in the amount of $2,000,000.00 (which amount is a portion of the line item titled “State Fair Parking Area 2&4” in the Project Budget, which line item totals $7,752,473) may only be used by Landlord on the design and completion of the Parking Improvements. For the avoidance of doubt, the Project Allowance is inclusive of (and not in addition to) the Tenant Work Allowance Landlord is providing for Tenant Work pursuant to EXHIBIT C attached hereto. If there is any balance in the Landlord’s Work Allowance following the completion of Landlord’s Work, then the Tenant Work Allowance shall be increased by such balance and applied towards the Cost of the Work in accordance with the terms and conditions of EXHIBIT C. If there is a balance in the Tenant Work Allowance remaining after the completion of the Tenant’s Work, such balance shall be applied as provided in Section 2.1 of this Lease.
“Project Budget” shall mean the final budget for the Total Project Costs approved by Landlord and Tenant. The Project Budget is attached to this Lease as EXHIBIT I and made a part hereof for all purposes.
“State Property” means the property owned by the State upon which the Parking Improvements are constructed.
“Tenant Delay”, individually, and “Tenant Delays”, collectively, means any of the following which actually delays Landlord in the completion of the Landlord’s Work or Tenant’s Work (or any portion thereof): (i) Tenant’s failure to act or provide the responses described in this Lease or the Work Letter within the time specified; (ii) any Tenant Change Orders; (iii) Tenant’s delay in making any payment due by Tenant to

Landlord or the Title Company, as applicable, pursuant to the Escrow Agreement or the Work Letter, including any delay by Tenant in funding the Tenant Work Escrow and/or Excess Costs Escrow; and (vi) delay caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or representatives. Except as otherwise expressly provided in the Work Letter, Landlord shall endeavor to notify Tenant in writing of a Tenant Delay within five (5) business days following Landlord’s receipt of actual knowledge of its existence or occurrence; provided, however, if Landlord fails to provide such written notice to Tenant within five (5) business days following Landlord’s receipt of actual notice of its existence or occurrence, then upon Landlord subsequently notifying Tenant in writing of such Tenant Delay, the time period for the commencement of any permitted delays under this Lease attributable to such Tenant Delay shall relate back only to the fifth (5th) business day before such notice is given by Landlord to Tenant.
“Title Company” means Chicago Title Insurance Company, or another title company selected by Landlord.
“Total Project Costs” shall mean all costs to acquire, entitle, develop and construct the Land, Landlord’s Work and Tenant’s Work, including, without limitation, the Pre-Development Work, land design and engineering, permitting, construction, financing, legal, commissions, the Development Fee, the commission paid to ADP, brokerage commissions, required costs of USAA and the construction lender, and all amounts paid or payable in order to achieve Substantial Completion of all aspects of the Landlord’s Work and Tenant’s Work in accordance with the Work Letter. The Total Project Costs also include a contingency in an amount listed in the Project Budget. The estimated Total Project Costs as of the Effective Date is shown on the Project Budget and is subject to adjustment.
[The remainder of the page intentionally left blank.
Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereof have executed this Lease under seal as of the Effective Date.
LANDLORD:
USEF EDWARDS MILL OWNER, LLC,
a Delaware limited liability company
By:    USEF Edwards Mill Venture, LLC,
a Delaware limited liability company,
its Member
By:      Athens Development Partners, LLC,
a North Carolina limited liability company,
its Administrative Manager
By:      Liberty Real Estate Investment, LLC,
a North Carolina limited liability company,
its Manager
By:      Capitol Broadcasting Company, Incorporated,
a North Carolina corporation,
its Manager
By:    /s/ Michael J. Goodmon, Sr.
Michael J. Goodmon, Sr., Senior Vice President
Date:    May 27, 2021
TENANT:
BANDWIDTH INC.,
a Delaware corporation
By: /s/ David A. Morken
Name: David A. Morken
Title: Chief Executive Officer
Date: May 27, 2021

EXHIBIT A-1
DESCRIPTION OF LAND
[OMITTED]
A-1-1

EXHIBIT A-2
SITE PLAN OF PREMISES
[OMITTED]
A-2-1

EXHIBIT A-3
DESCRIPTION OF TENANT OWNED PARCEL
[OMITTED]
A-3-1

EXHIBIT B
FLOOR PLANS OF THE BUILDINGS
[OMITTED]
B-1

EXHIBIT C
WORK LETTER
I. LANDLORD’S WORK. At Landlord’s cost and expense using the Landlord’s Work Allowance, Landlord shall complete the core and shell of the Buildings, the Parking Facility, the Phase 2 Work and the Parking Improvements described in the final plans and specifications that Landlord delivers to Tenant following the Effective Date (the “Final Landlord’s Work Plans”), with it being understood that such Final Landlord’s Work Plans will be (i) consistent with the scope of work (for clarity, the Landlord’s Work shall include the scope marked “included” and shall not include the scope marked “excluded”) described in SCHEDULE C-1 attached hereto, and (ii) substantially similar to the current plan sheets attached to the Lease as EXHIBIT B and attached to this Work Letter as SCHEDULE C-1 (collectively, the “Preliminary Landlord’s Work Plans”). In the event of any conflict between the scope of Landlord’s Work and the plan sheets attached as SCHEDULE C-1, the scope of work described in SCHEDULE C-1 shall control. The work described in the Final Landlord’s Work Plans, together with the Phase 2 Work and Parking Improvements, is referred to herein as the “Landlord’s Work” or “Landlord Work”. Landlord shall cause all of Landlord’s Work to be constructed in accordance with Legal Requirements. For clarity, Tenant acknowledges that the Preliminary Landlord’s Work Plans are substantially complete but are subject to further adjustment, and, in the event of any conflict between the Preliminary Landlord’s Work Plans and the Final Landlord’s Work Plans, the Final Landlord’s Work Plans shall govern and control in all respects with regard to Landlord’s Work. Tenant acknowledges that (i) Landlord is executing a guaranteed maximum price construction contract (the “GMP Contract”) with Brasfield & Gorrie, L.L.C. (the “General Contractor”) for Landlord’s Work concurrently with Landlord’s execution of this Lease, (ii) each category of costs within such construction contract has been priced using the Preliminary Landlord’s Work Plans, and (iii) the General Contractor will order certain materials and sign contracts with certain subcontractors promptly following the date hereof. For clarity, Landlord acknowledges and agrees that if the cost of Landlord’s Work exceeds the Landlord’s Work Allowance for any reason other than a Tenant Change Order (as further described in Section III below), then Landlord shall be solely responsible for paying such additional costs. Tenant shall have the right to review, on an open book basis, the costs incurred by Landlord in connection with the Landlord’s Work, including, but not limited to, all draw requests made by Landlord to its construction lender.
II.    TENANT’S WORK
1.    Tenant’s Space Plans.
Landlord and Tenant agree that the space plan prepared by Gensler (“Architect”) dated January 7, 2021, depicting interior improvements to be installed in the Buildings is hereby approved (the “Tenant’s Space Plans”).
2.    Tenant’s Working Drawings.
(a)    Preparation and Delivery. Subject to Tenant Delays and events of Force Majeure, Landlord shall, on or before October 21, 2021, provide to Tenant for its approval final Tenant’s Working Drawings (as defined in Section II2(c) in this EXHIBIT C), prepared by the

Architect; such Tenant’s Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements that Tenant proposes to install in the Premises under this EXHIBIT C. The parties acknowledge and agree that Landlord incurred certain architectural costs and expenses in connection with Tenant’s Work prior to the execution of this Lease, and that Landlord may apply the Project Allowance towards such costs and expenses.
(b)    Approval Process. Landlord and Tenant shall review the Tenant’s Working Drawings concurrently. Tenant shall notify Landlord as to whether or not it approves or disapproves of the submitted Tenant’s Working Drawings within ten (10) business days after Landlord’s submission thereof to Tenant. If Tenant disapproves of Tenant’s Working Drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval. Within five (5) days of receipt of such notification, Landlord and Tenant will convene to agree upon resolution of the reasons for disapproval. Thereafter, Landlord shall, within ten (10) business days after such notice, revise such Tenant’s Working Drawings in accordance with resolution of Tenant’s objections and submit the revised Tenant’s Working Drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Tenant’s Working Drawings within ten (10) business days after its receipt thereof. This process shall be repeated until Tenant’s Working Drawings have been finally approved by Tenant and Landlord. The parties shall use commercially reasonable efforts to finalize the Tenant’s Working Drawings on or before December 1, 2021.
(c)    Tenant’s Working Drawings. As used herein, “Tenant’s Working Drawings” shall mean the final Tenant’s Working Drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Tenant’s Work” or “Tenant Work” shall mean all improvements to be constructed in accordance with and as indicated on Tenant’s Working Drawings, together with any work required by governmental authorities or applicable Legal Requirements to be made to other areas of the Building as a result of the improvements indicated on Tenant’s Working Drawings. Landlord’s approval of Tenant’s Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Legal Requirements but shall merely be the consent of Landlord thereto. Landlord and Tenant shall each sign Tenant’s Working Drawings to evidence its review and approval thereof if requested by the other party.
3.    Cost and Construction of Tenant’s Work.
(a)    The “Cost of the Work” means all costs and expenses associated with the furnishing and installation of Tenant’s Work, including without limitation: (i) all architectural and engineering fees in connection with the preparation of the Tenant’s Space Plans and Tenant’s Working Drawings incurred by Landlord; (ii) governmental agency plan review, permit and other fees (including any charges required by any governmental entity or authority having jurisdiction over the Buildings); (iii) sales and use taxes; (iv) insurance fees associated with construction of Tenant’s Work; (v) testing and inspecting costs: and (vi) the actual costs and charges for material and labor, the General Contractor’s profit and the General Contractor’s general conditions in having Tenant’s Work done. The Cost of the Work may also include allowances for certain aspects of Tenant’s Work for which the General Contractor will reconcile the costs and submit to Landlord and Tenant a proposed change order for their review. The Cost of the Work does not include the costs and expenses associated with Landlord’s Work. For the avoidance of doubt, the parties hereby acknowledge and agree that as of the Effective Date the Cost of the Work is still subject to finalization of the Tenant’s Space Plans, Tenant’s Working Drawings, final selection of the subcontractors and final pricing by the General Contractor.
(b)    Following mutual approval of Tenant’s Working Drawings, Landlord shall cause Tenant’s Work to be diligently constructed and installed (i) using new materials of good quality and (ii) in a workmanlike and proper manner and in accordance with the Tenant’s Working Drawings and all Legal Requirements. Landlord shall be responsible for obtaining all required permits and approvals related to Tenant’s Work. Landlord intends to give a notice to proceed with the Tenant’s Work to the General Contractor on or before January 15, 2022, which date shall be extended for Tenant Delays.
(c)    With respect to the construction of Tenant’s Work, Landlord shall contract directly with the General Contractor. Prior to the commencement of Tenant’s Work, the General Contractor shall submit to Landlord and Tenant a detailed, written, final estimate of the Cost of the Work, which shall include costs associated with each phase of the construction process for Tenant’s Work and shall identify all long-lead time items for all Tenant’s Work. Thereafter, Tenant shall either (a) approve the final estimate in writing or (b) disapprove specific items of the final estimate in writing and submit to the General Contractor revisions to the Tenant’s Working Drawings which reflect the deletion and/or substitution of such disapproved items. Such final estimate shall either be approved or disapproved by Tenant within ten (10) business days after the submission of the initial final estimate of the Cost of the Work to Landlord and Tenant and within five (5) business days after receipt by Landlord and Tenant of revised estimate of the Cost of the Work, as applicable. Such approval final estimate will be hereinafter known as the “Cost of the Work Statement”, and the General Contractor shall purchase special installations requiring extended material delivery lead time as set forth on the Tenant’s Working Drawings and to commence the construction of the items included in said Cost of the Work Statement, pursuant to this Work Letter. Following the full execution of the Cost of the Work Statement, if the Cost of the Work exceeds the Tenant’s Work Allowance for any reason other than a Tenant Delay or Tenant Change Order (as further described in Section III below), then Landlord shall be solely responsible for paying such additional costs.
4.    Tenant Work Escrow; Excess Costs Escrow.
(a)    Concurrently with Landlord’s acquisition of the Land, Tenant shall fund into an escrow account held by the Title Company in accordance with the Escrow Agreement (the “Escrow Account”) an amount equal to Three Million and No/100 Dollars ($3,000,000). Further, on or before January 15, 2022, Tenant shall fund into the Escrow Account an amount equal to Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000) (collectively, the “Tenant Work Escrow”). Landlord shall use the Tenant Work Escrow to fund the Cost of the Work, which amount shall be paid to the General Contractor in accordance with the provisions of Section II5 below, except such Tenant Work Escrow may be allocated by Landlord towards the cost of Landlord’s Work (and utilized by Landlord to pay such costs) if Tenant has not expended all of the Tenant Work Escrow on the Cost of the Work at the time Landlord first begins to draw down its loan proceeds (mindful that Landlord’s equity will be funded before any loan draws are funded); in such event, the amount applied by Landlord towards the cost of Landlord’s Work shall be added by Landlord to the amount of the Tenant Work Allowance (i.e., the Tenant Work Allowance shall increase by a corresponding amount).
(b)    The amount of the final Cost of the Work, as reflected in the Cost of the Work Statement and as modified from time to time by Tenant and the General Contractor, less the amount of the Tenant Work Allowance that Landlord has agreed to provide, is referred to herein as the “Excess Costs.” Tenant shall deposit the amount of the Excess Costs into the Escrow Account (the “Excess Costs Escrow”) concurrently with Tenant’s execution of the Cost of the Work Statement, which the parties anticipate will occur on or around January 15, 2022.
5.    Payment of Cost of the Work; Tenant Work Allowance.
(a)    Subject to the terms of Section II4(a), Landlord and Tenant have agreed that the Cost of the Work shall be paid as follows: (i) first, from the Tenant Work Escrow; (ii) second, from the Tenant Work Allowance; and (iii) last, from the Excess Cost Escrow.
(b)    In the event that Tenant receives the Tenant Work Allowance pursuant to the terms of this EXHIBIT C and an Event of Default occurs under the Lease, then, in addition to Landlord’s other remedies which may be available to Landlord under the Lease, at law, or in equity, Tenant shall not be entitled to any remaining Tenant Work Allowance provided hereinabove until such Event of Default is cured and Landlord (in its sole discretion) accepts such cure in writing.
(c)    Landlord and Tenant acknowledge and agree that for U.S. federal income tax purposes and applicable state and local tax purposes (i) any portion of the Cost of the Work paid for by Tenant (including, without limitation, Excess Costs Escrow and the Tenant Work Escrow) shall not be treated as rent to Landlord, and (ii) Tenant, and not Landlord, shall be entitled to claim depreciation or other cost recovery deductions with respect to any portion of the Cost of the Work paid for by Tenant. Landlord and Tenant shall not take any action inconsistent with the foregoing, unless required by applicable law.
III.    CHANGE ORDERS
    1.    Landlord Change Orders. Landlord may, from time to time, amend, supplement, modify or revise the Preliminary Landlord’s Work Plans, the Final Landlord’s Work Plans and the Tenant’s Working Drawings (each, a “Landlord Change Order”) without Tenant’s approval and without notice to Tenant, as long as any such Landlord Change Order (i) is consistent with the scope of work described in SCHEDULE C-1, (ii) is substantially similar to the Preliminary Landlord’s Work Plans or, if issued, the Final Landlord’s Work Plans, or if applicable, the then approved Tenant’s Working Drawings, and (iii) such changes do not impact either the exterior appearance of the Buildings or the interior functionality of the Buildings. Any Landlord Change Order which does not comply with the immediately preceding sentence shall be subject to Tenant’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed). In such event, Tenant shall approve or disapprove any such Landlord Change Order in writing within five (5) days following delivery of such notice from Landlord. In the event Tenant fails to respond within such five (5) day period, Landlord may issue a second notice to Tenant which notice states in all capital letters at the top of the first page: “THIS IS A SECOND NOTICE OF A LANDLORD CHANGE ORDER REQUESTED PURSUANT TO THE LEASE, AND

FAILURE TO RESPOND WITHIN FIVE (5) DAYS SHALL BE DEEMED AN APPROVAL OF SUCH LANDLORD CHANGE ORDER.” If Tenant fails to respond within five (5) days of such second notice, then the proposed Landlord Change Order shall be deemed approved by Tenant. If Tenant disapproves the proposed Landlord Change Order, notice of such disapproval shall contain an explanation of the reason for disapproval, and Landlord and Tenant shall consult with each other to attempt to reach agreement on whether or not to implement the proposed Landlord Change Order or a modification of it with Landlord bearing the cost of such change.
    2.    Tenant Change Orders. Tenant may request that Landlord make changes to the Preliminary Landlord’s Work Plans, the Final Landlord’s Work Plans, and the Tenant’s Working Drawings by submitting a written change order request to Landlord (each, a “Tenant Change Order,” and collectively, “Tenant Change Orders”). If Landlord consents, such consent not to be unreasonably withheld, conditioned or delayed, to proceed with Tenant’s proposed changes, Landlord shall cause the General Contractor to prepare a memorandum of agreement (the “Tenant Change Order Memorandum of Agreement”) setting forth, in reasonable detail, the net additional cost, if any, to complete the Landlord’s Work or Tenant’s Work to perform the requested Tenant Change Order, as well as any estimated delay in completing the Landlord’s Work, Tenant’s Work or any components thereof that may result from incorporating the requested Tenant Change Order. Provided Landlord approves the Tenant Change Order and the costs and changes to the completion schedule, Tenant shall, within five (5) business days following Tenant’s receipt of the Tenant Change Order Memorandum of Agreement, either (x) execute and return the Tenant Change Order Memorandum of Agreement to Landlord, in which event Landlord shall execute the Tenant Changer Order Memorandum of Agreement as well, or (y) retract its request for the Tenant Change Order in question. Failure of Tenant to provide direction to Landlord within the five (5) business day period referenced in the immediately preceding sentence shall be deemed to be a retraction by Tenant of such Tenant Change Order request. In the event Tenant executes the Tenant Change Order Memorandum of Agreement, Tenant shall pay to Landlord (as Additional Rent) any net increase in the actual cost to construct the Landlord’s Work and/or Tenant’s Work resulting from the Tenant Change Order within thirty (30) days following receipt of invoice(s) from the General Contractor detailing such increased costs. Landlord shall not be obligated to commence any work set forth in a requested Tenant Change Order until such time as Tenant has timely delivered to Landlord the Tenant Change Order Memorandum of Agreement executed by Tenant. Notwithstanding anything in the Lease to the contrary, in the event Landlord and Tenant execute the Tenant Change Order Memorandum as aforesaid, any such delay accommodated for such Tenant Change Order shall be deemed to be a Tenant Delay if and to the extent such delay results in Landlord not meeting delivery date requirements and being subject to the remedies set forth in Section 1.2 of the Lease, and Landlord shall not be required to provide any additional written notice to Tenant (i.e., in addition to the Tenant Change Order Memorandum of Agreement) of any such Tenant Delay to benefit from the applicability of such Tenant Delay to any relevant and applicable time period.
IV.    MISCELLANEOUS.

    1.    Construction Management; Development Fee. ADP shall supervise Landlord’s Work and Tenant’s Work, and make disbursements required to be made to the General

Contractor. In consideration for ADP’s construction supervision services for both the Landlord’s Work and the Tenant’s Work, ADP shall receive a development fee equal to Seven Million and No/100 Dollars ($7,000,000.00) (the “Development Fee”). Landlord may deduct such Development Fee from the Project Allowance. The Development Fee shall be payable to ADP as follows: (i) first, 25% payable in equal monthly installments commencing on the Effective Date and ending on the date of Landlord’s acquisition of the Land; (ii) 65% payable in equal monthly installments over the scheduled course of construction of Landlord’s Work; and (iii) 10% payable on the Commencement Date.
    2.    Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:
Landlord’s Representative:    Michael J. Goodmon, Sr. and Roger Perry, Jr.
Tenant’s Representative:     Matt Shelton
    3.    Walk-Through; Punchlist. When Landlord considers the Tenant Work to be Substantially Completed (defined below), Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises (or the relevant portion thereof) and identify with specificity any necessary additional Landlord’s Work or Tenant’s Work (including, without limitation, touch-up work, repairs and minor completion items) that are necessary for final completion of such Landlord’s Work or Tenant’s Work, as applicable (“Landlord’s Punchlist”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on the enumeration and documentation of Landlord’s Punchlist items. Landlord shall use diligent efforts to cause the General Contractor to complete all Landlord’s Punchlist items within sixty (60) days following the Commencement Date.
    4.    Definitions. As used herein, “Substantial Completion,” “Substantially Completed,” “Substantially Complete,” and any derivations thereof means that a certificate of occupancy has been issued for each Building and the Parking Deck by the applicable governmental authority.
    5.    Warranties. Landlord agrees that if any defect in Landlord’s Work or Tenant’s Work is discovered within the one (1) year warranty period provided by the General Contractor (the “Warranty Period”), Landlord will use commercially reasonable efforts to pursue and seek to enforce any warranties and pursue any other liability of the design professionals and/or the General Contractor that provided defective professional services, labor or material. If, after Landlord’s receipt of written notice and the passage of forty-five (45) days, Landlord has failed to use commercially reasonable efforts to enforce any warranty during the Warranty Period, then Landlord will assign any and all warranties and causes of action for such defective professional services, labor or materials to Tenant; and Tenant shall have the right to enforce the warranty directly against the applicable warranty provider.

SCHEDULE C-1
SCOPE OF LANDLORD’S WORK

[OMITTED]

Schedule C-1

EXHIBIT D
COMMENCEMENT DATE AGREEMENT

[OMITTED]

D-1

EXHIBIT E
RENEWAL OPTIONS
1.    Tenant shall have the options (each, a “Renewal Option”) to renew and extend the Term of this Lease for two (2) periods of ten (10) years each with respect to not less than (i) one hundred percent (100%) of the Non-Office Buildings and (ii) at least eighty percent (80%) of the Gross Area of the entire Premises (each, a “Renewal Term”), at Tenant’s election. If Tenant exercises a Renewal Option for less than one hundred percent (100%) of the Premises, then the effectiveness of such renewal shall be expressly conditioned upon Landlord and Tenant executing the amendment described in Section 9 below. A Renewal Option may only be exercised by Tenant giving written notice thereof (the “Renewal Notice”) no more than twenty (20) months nor less than eighteen (18) months prior to the expiration of the then current Term. If Tenant fails to give notice of exercise of a Renewal Option within such specified time period, such Renewal Option (and the remaining Renewal Option, if applicable) shall be deemed waived and of no further force and effect and this Lease shall terminate upon the expiration of the then current Term. If Tenant renews the Lease for less than the entirety of the Office Building, then Landlord and Tenant shall enter into an amendment to this Lease (or an amended and restated lease) to reflect the multi-tenant occupancy of the Office Building (and the Premises) as provided in Section 9 below.
2.    Tenant’s right to extend this Lease as provided for herein can be exercised only if, at the time of Tenant’s exercise of the applicable Renewal Option and upon the commencement of the applicable Renewal Term, (a) no Event of Default then exists under this Lease, and (b) Tenant (together with sublessees who are Permitted Transferees) occupies at least eighty percent (80%) of the entire Premises. If either of such conditions are not satisfied, such Renewal Option (and the remaining Renewal Option(s), if applicable) shall be terminated and of no further force and effect, any purported exercise thereof shall be null and void, and this Lease shall terminate upon the expiration of the then current Term. No sublessee of the Premises may exercise a Renewal Option.
3.    If Tenant exercises a Renewal Option (in accordance with and subject to the provisions of this EXHIBIT E) all of the terms, covenants and conditions provided in this Lease shall continue to apply during the applicable Renewal Term, except that (i) the Base Rent during the applicable Renewal Term shall be the Market Base Rental Rate (as hereinafter defined) for the Premises, and (ii) any terms, covenants and conditions that are expressly or by their nature inapplicable to such Renewal Term (including, without limitation, this EXHIBIT E during the final Renewal Term) shall be deemed void and of no further force and effect. Effective as of the commencement date of the applicable Renewal Term, all references in this Lease to “Term” or “Term of this Lease” shall include such Renewal Term, unless the context clearly requires otherwise.
4.    As used herein, the term “Market Base Rental Rate” means the annual net base rental rates per square foot of Gross Area then being charged in Comparable Buildings that a willing non renewing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a comparable lease transaction for the space for which the Market

Base Rental Rate is being determined to be executed at the time of determination and to commence on the commencement of Tenant’s lease of that space under the Lease, based upon other lease transactions made in the Buildings and other Comparable Buildings, taking into consideration all relevant terms and conditions of any comparable leasing transactions, including, without limitations: (i) location, quality and age of the building; (ii) the design and parking ratio of the building; (iii) use and size of the space in question; (iv) location and/or floor level within the building; (v) extent of leasehold improvement allowances (provided, however that if Landlord does not provide a market leasehold improvement allowance, the Market Base Rental Rate shall be adjusted accordingly); (vi) the amount of any abatement of rental or other charges, parking charges or inclusion of same in rental; (vii) lease takeovers/assumptions; (viii) club memberships; (ix) relocation allowances; (x) refurbishment and repainting allowances; (xi) any and all other concessions or inducements; (xii) extent of services provided or to be provided; (xiii) distinction between “gross” and “net” lease; (xiv) dollar amount for escalation purposes (both operating costs and ad valorem/real estate taxes); (xv) any other adjustments (including by way of indexes) to base rental; (xvi) credit standing and net worth of the tenant; (xvii) size of tenant; (xviii) length of term and (xix) any other concessions or inducement and /or relevant term or condition in making such Market Base Rental Rate determination.
5.    Within fifteen (15) days after receipt of Tenant’s notice of exercise of the Renewal Option, Landlord will notify Tenant in writing of its determination of the Market Base Rental Rate for the Premises for the Renewal Term. Tenant shall have a period of thirty (30) days after receipt of Landlord’s notice to either (i) accept Landlord’s determination of the Market Base Rental Rate for the designated Renewal Term, (ii) reject Landlord’s determination of the Market Base Rental Rate for the designated Renewal Term, in which event the Market Base Rental Rate shall be determined pursuant to Section 6 below or (iii) reject Landlord’s determination of the Market Base Rental Rate and withdraw its exercise of the Renewal Option, in which event this Lease shall terminate upon the expiration of the then current Term. If Tenant does not give such notice within such 30-day period, then Tenant shall be conclusively deemed to have rejected the Market Base Rental Rate determined by Landlord as the Base Rent for the Renewal Term, and to withdraw its exercise of the Renewal Option, in which event this Lease shall terminate upon the expiration of the then current Term.
6.    If Tenant elects, pursuant to Section 5 above, to have the Market Base Rental Rate determined under this Section, within ten (10) business days of the date of Tenant’s election each party shall appoint an independent licensed commercial real estate broker with at least ten (10) years’ full-time experience leasing office space in the Raleigh-Durham market area (“Qualified Broker”) to determine the Market Base Rental Rate for the Premises. If a party does not appoint a Qualified Broker within such ten (10) business day period, and such failure continues for an additional five (5) days following the non-responsive party’s receipt of written notice from the other party, then the single Qualified Broker shall be the sole Qualified Broker and shall set the Market Base Rental Rate. As soon as reasonably possible following their appointment, and in any event within twenty (20) days thereafter, the two (2) Qualified Brokers selected by Landlord and Tenant shall each make a separate determination of the Market Base Rental Rate and shall deliver a written report of their determination (including reasonable detail supporting such determination) to Landlord and Tenant. If the higher of the two Market Base Rental Rate determinations is not more than one hundred-five percent (105%) of the lower determination, then the average of the two determinations shall be used as the Market Base Rental Rate for the Premises and shall be binding on Landlord and Tenant.
7.    If the higher determination is more than one hundred-five percent (105%) of the lower determination, then as soon as reasonably possible thereafter the two (2) Qualified Brokers shall select a third Qualified Broker to set the Market Base Rental Rate. If the two (2) Qualified Brokers cannot agree on the third Qualified Broker within ten (10) business days after delivery of the two (2) determinations of Market Base Rental Rate by the Qualified Brokers to Landlord and Tenant, then either party, by written notice to the other, may request selection of the third Qualified Broker by the American Arbitration Association. All determinations of Market Base Rental Rate shall be subject to the limitations on Market Base Rental Rate set forth herein. Each of the parties shall pay for the Qualified Broker appointed by it and shall bear one-half (1/2) of the cost of appointing the third Qualified Broker and of paying the third Qualified Broker’s fee. The third Qualified Broker, however selected, shall be a person who has not previously acted in any capacity for either party. The third Qualified Broker shall determine which of the first two Qualified Brokers’ determinations of Market Base Rental Rate most closely approximates the Market Base Rental Rate for the Premises, and the determination so selected shall be used as the Market Base Rental Rate for the Premises shall be binding on both Landlord and Tenant. Landlord and Tenant shall, separately and collectively and in good faith, use all reasonable diligence to ensure that all three determinations are completed in good faith within sixty (60) days after the appointment of the first Qualified Broker to be appointed. The Market Base Rental Rate as so determined shall be binding on both Landlord and Tenant and the Lease shall be amended accordingly. Notwithstanding any reference to “renewal” as set forth herein, this option extends the Lease and the rights, obligations and obligations of the parties thereto except as specifically set forth herein to the contrary.
8.    All notifications contemplated by this EXHIBIT E, whether from Tenant to Landlord, or from Landlord to Tenant, shall be in writing and shall be given in the manner provided in the Lease. Failure of Tenant to give the Renewal Option in accordance herewith, time being of the essence, shall render this option null and void.
9.    If Tenant renews the term of this Lease with respect to less than all of the Premises, then after the determination of the Market Base Rental Rate, Landlord shall prepare and submit to Tenant an amendment to this Lease or an amended and restated lease in a form mutually satisfactory to both Landlord and Tenant (as applicable, the “Renewal Amendment”) to extend the term thereof, establish the Base Rent schedule for the Renewal Term and to revise this Lease, as necessary, to account for Tenant’s lease of a multi-tenant Office Building(s). The Renewal Amendment shall address, among other things, the maintenance, repair and service obligations of Landlord and Tenant; Tenant’s proportionate share of operating expenses, Real Estate Taxes and insurance; parking; adjustments to Tenant’s security systems; and rules and regulations for the Premises. Landlord and Tenant shall prepare and attach to such amendment a demising plan for that portion of the Premises to be leased from Landlord during the Renewal Term. Landlord and Tenant hereby agree to work together in good faith to finalize the terms of the Renewal Amendment; however, if the parties have not executed the Renewal Amendment within sixty (60) days following Landlord’s receipt of the Renewal Notice, then the Renewal Option shall be null and void and this Lease shall terminate on the then-current Expiration Date.

EXHIBIT F
INTENTIONALLY OMITTED

F-1

EXHIBIT G
RIGHT OF FIRST OPPORTUNITY TO PURCHASE;
TENANT’S SHARE OF NET SALES PROCEEDS
1.    Tenant shall have a continuing first opportunity to ground lease or purchase the Premises in the event Landlord elects to (i) place the Premises, or any portion thereof, on the market for ground lease or sale to a third party that is not an Affiliate of Landlord, or (ii) receives an unsolicited offer to ground lease or sell the Premises or any portion thereof, to a third party not an Affiliate of Landlord, upon the terms and conditions set forth below. If Landlord does ground lease or sell the Premises to any third party that is not an Affiliate of Landlord, once Landlord ground leases or sells the Premises, Tenant’s right to a first opportunity to purchase the Premises and to participate in future sales proceeds shall terminate and Tenant shall execute such documents as Landlord may reasonably request to memorialize such termination. For clarity, if Landlord sells or ground leases only a portion of the Property, then the portion retained by Landlord shall remain subject to the terms of this Lease.
2.    Prior to entering into any agreement with a broker to list the Premises for ground lease or sale, Landlord will provide written notice to Tenant of Landlord’s intent to sell the Premises (“Landlord’s Offer”), which shall contain the material terms, conditions, and sale price at which Landlord is willing to ground lease or sell the Premises to Tenant, which price shall be reduced by the anticipated Landlord’s broker’s fee. Within thirty (30) days following Tenant’s receipt of Landlord’s Offer, Tenant shall either elect to accept or reject Landlord’s Offer by written notice to Landlord. Tenant’s failure to timely respond to Landlord’s Offer shall be deemed a rejection of Landlord’s Offer. If Tenant timely accepts Landlord’s Offer, Landlord and Tenant will use commercially reasonable, good faith efforts to conclude negotiations and execute a ground lease or the purchase and sale agreement, as applicable (a “Lease or Purchase Agreement”), within forty-five (45) days after Tenant’s receipt of Landlord’s Offer. Such Lease or Purchase Agreement shall contain customary lease or purchase agreement terms and provisions for properties of similar use and value as the Premises between sophisticated third party institutional buyers and sellers (or lessors and lessees, as applicable such Lease or Purchase Agreement shall provide for a closing not later than ninety (90) days following the full execution of the Lease or Purchase Agreement. In the event that either Tenant rejects Landlord’s Offer, Tenant accepts Landlord’s Offer but Landlord and Tenant do not reach agreement and execute the Lease or Purchase Agreement within said forty-five (45) day period, or Landlord and Tenant do reach agreement and execute a Lease or Purchase Agreement within such forty-five (45) day period but do not close within such ninety (90) day period for any reason other than Landlord’s default under the Lease or Purchase Agreement, as applicable, Landlord may proceed to sell the Premises to a third party, so long as the sale price and terms offered to a third party is not more than five percent (5%) less than the rent or sale price and terms offered to Tenant. In the event that Landlord secures an acceptable offer by a third party at a sale price that is more than five percent (5%) less than the rent or sale price offered to Tenant, then Landlord shall provide written notice to Tenant, and Tenant shall have fifteen (15) days to accept or reject the terms contained in such offer. If such offer is rejected, Landlord shall be free to ground lease or sell the Premises to such third party; provided, however, in the event the Premises is not sold to such
G-1

third party within six (6) months or Landlord further reduces the sale price or terms, Landlord shall once again be required to issue a Landlord’s Offer to Tenant. If Tenant engages a broker to assist with its acquisition of the Premises, then Tenant shall be solely responsible for paying such broker.
3.    If Landlord sells the Premises (not including Exempt Transfers, as defined in the Lease) to a third party at any time prior to the seventh (7th) Lease Year, and the cap rate received by Landlord at such sale is less than five and one-half percent (5.5%), then Tenant shall receive fifteen percent (15%) of the Excess Sales Proceeds at the closing of such sale. The cap rate shall be determined by dividing the annual Base Rent payable by Tenant for the twelve (12) months immediately following the date of the sale by the sales price. To compute the “Excess Sales Proceeds”, Landlord shall subtract the sales price it would have received at the sale if the cap rate were five and one-half percent (5.5%) from the actual sales price from the sale. For illustration purposes only, this is an example of the amount of Excess Sales Proceeds that Tenant would receive (marked as “Bandwidth Profit”) if the Premises were sold during the third Lease Year of the Term at a five and one-quarter (5.25%) cap rate:

Hypothetical Sharing of Exit Proceeds
	Example Amounts
NOI at Sale	$21,481,511	Based on deal terms & forward looking NOI at end of Lockout.
Base Sale Proceeds	$390,572,929	NOI / 5.5% Cap Rate
Theoretical Sale Proceeds	$409,171,640	NOI / 5.25% Cap Rate
Portion of Profit to be Shared	$18,598,711	Incremental Profit that exceeds 5.5% Cap
Bandwidth Profit	$2,789,807	Incremental Portion * 15%

4.    Tenant’s rights under this EXHIBIT G shall be expressly subordinate to all present and future mortgage loans and shall automatically terminate upon any foreclosure of any mortgage or a transfer in lieu of foreclosure or otherwise and Tenant shall execute such documents as Landlord may reasonably request to memorialize such subordination.
5.     Tenant’s rights under this EXHIBIT G is personal to Bandwidth Inc. and to any Permitted Transferee and may not be assigned to any other party.
G-2

EXHIBIT H
FORM MEMORANDUM OF LEASE

[OMITTED]
H-1

EXHIBIT I
PROJECT BUDGET

Project Athens Budget
		Total Cost
I - Land / Existing Improvements Cost
Land		17,462,028
Total Land / Existing Improvements Costs		17,462,028

II - Hard Costs
Total Core & Shell		79,407,109

Tenant Improvements
Total Tenant Improvements		68,141,090

Site & Misc Costs
Parking Deck		24,982,502
Site		17,519,296
Landscapes		4,269,377
Outdoor Amenities		6,668,947
Off Site Improvements		4,280,285
State Fair Parking Area 2&4		7,752,473
Total Site & Misc Costs		65,472,880

Total Hard Costs		213,021,079

III - Soft Costs
Total Soft Costs		40,162,969

Total Contingency		10,057,054

Total Project Costs	$525.77	280,703,131

Project Allowance	500.00	266,944,500
Tenants's Excess Costs	25.77	13,758,631

Note: Above totals do not include estimates of any value engineering that has been discussed.
I-1

SCHEDULE 1
Base Rent

Lease Year	Rental Rate	Annual Base Rent	Monthly Base Rent
1	$38.79	$20,708,219.64	$1,725,684.97
2	$39.51	$21,091,321.68	$1,757,610.14
3	$40.24	$21,481,511.16	$1,790,125.93
4	$40.98	$21,878,919.12	$1,823,243.26
5	$41.74	$22,283,679.12	$1,856,973.26
6	$42.51	$22,695,927.12	$1,891,327.26
7	$43.30	$23,115,801.84	$1,926,316.82
8	$44.10	$23,543,444.16	$1,961,953.68
9	$44.92	$23,978,997.84	$1,998,249.82
10	$45.75	$24,422,609.28	$2,035,217.44
11	$46.60	$24,874,427.64	$2,072,868.97
12	$47.46	$25,334,604.48	$2,111,217.04
13	$48.34	$25,803,294.72	$2,150,274.56
14	$49.23	$26,280,655.68	$2,190,054.64
15	$50.14	$26,766,847.80	$2,230,570.65
16	$51.07	$27,262,034.52	$2,271,836.21
17	$52.01	$27,766,382.04	$2,313,865.17
18	$52.97	$28,280,060.16	$2,356,671.68
19	$53.95	$28,803,241.32	$2,400,270.11
20	$54.95	$29,336,101.20	$2,444,675.10

Schedule 1